Exhibit 2.1

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

among

MYERS INDUSTRIES, INC.

MYE CANADA OPERATIONS INC.

and

THE HC COMPANIES, INC.

dated as of

FEBRUARY 17, 2015

ii

iii

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

This Amended and Restated Asset Purchase Agreement (this “Agreement”), dated as of February 17, 2015, is entered into among MYERS INDUSTRIES, INC., an Ohio corporation (“Myers”), MYE CANADA OPERATIONS INC., a Canada corporation (“MYE” and together with Myers, “Sellers” and each a “Seller”) and THE HC COMPANIES, INC., a Delaware corporation (“Buyer”) and amends and restates in its entirety the Asset Purchase Agreement dated January 2, 2015 (the “Original Agreement Date”), by and among the Sellers and Buyer f/k/a Lawn & Garden Operating Company, Inc., a Delaware corporation (the “Original Agreement”).

RECITALS

WHEREAS, Sellers are engaged through the Lawn and Garden Business Segment (the “Segment”) in the business of manufacturing of plastic containers for greenhouse and nursery growers, as well as decorative planters and other accessories for retail and garden centers (the “Business”);

WHEREAS, the Segment is comprised of assets owned by Myers, MYE, and the Acquired Subsidiaries (collectively, the “Lawn and Garden Entities”);

WHEREAS, the Buyer and Sellers desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement;

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, substantially all the assets and certain liabilities of the Business, subject to the terms and conditions set forth herein;

WHEREAS, simultaneously with the execution and delivery of the Original Agreement, as a condition and inducement to Buyer’s willingness to enter into the Original Agreement, each Key Employee entered into a new employment agreement with Buyer (the “Employment Agreements”), dated as of the Original Agreement Date, to be effective as of (and subject to the occurrence of) the Effective Time;

WHEREAS, simultaneously with the execution and delivery of the Original Agreement, as a condition and inducement to Buyer’s willingness to enter into the Original Agreement, the Sellers and Buyer entered into an amended and restated transition services agreement in the form of Exhibit H attached hereto (the “Transition Services Agreement”), dated as of the date hereof, to be effective as of (and subject to the occurrence of) the Effective Time; and

WHEREAS, simultaneously with the execution of the Original Agreement, and subject to the terms of this Agreement, and as an inducement to the Sellers to enter into the Original Agreement, Wingate Partners V L.P. (the “Buyer Sponsor”) entered into a Limited Guaranty pursuant to which the Buyer Sponsor agreed to provide a guaranty of Buyer’s obligation to pay the Termination Fee subject to Section 9.03 and conditions set forth in such Limited Guaranty (the “Limited Guaranty”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquired Subsidiaries” means Grower Express Trucking, Inc., an Ohio corporation (a wholly-owned subsidiary of Myers) (“Grower Express”) and Amerikan LLC, a Florida limited liability company (a wholly-owned subsidiary of Myers) (“Amerikan”).

“Acquisition Transaction” has the meaning set forth in Section 6.15(a).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Note Amounts” means (a) an amount equal to $18,000,000 issued by Buyer and (b) an amount equal to $2,000,000 issued by The HC Canada Operating Company, Ltd., a wholly owned subsidiary of Buyer.

“Agreement” has the meaning set forth in the preamble.

“Akro-Mils Trademark License Agreement” has the meaning set forth in Section 3.02(a)(xi).

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Alternative Financing” has the meaning set forth in Section 6.18(b).

“Annual Financial Statements” has the meaning set forth in Section 4.05(a).

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(iv).

“Assignment of Membership Interests Agreement” has the meaning set forth in Section 3.02(xiv).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.05(a).

“Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Benefit Plan” has the meaning set forth in Section 4.16(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” has the meaning set forth in Section 2.01(j).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which the Federal Reserve Bank located in Cleveland, Ohio is closed for business.

“Business Portion” has the meaning set forth in Section 2.09(c).

“Buyer” has the meaning set forth in the preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.04(d).

“Buyer Benefit Plans” has the meaning set forth in Section 6.04(c).

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Buyer Indemnitee” has the meaning set forth in Section 8.02.

“Buyer Sponsor” has the meaning set forth in the recitals.

“Buyer’s Accountants” means the independent certified public accountant selected by Buyer.

“Buyer’s Knowledge” means the actual knowledge of Jason Reed or Jeff Galletly.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Adjustment” has the meaning set forth in Section 2.06(a)(ii).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Statement” has the meaning set forth in Section 2.06(b)(i) as accepted by Sellers pursuant to Section 2.06(c)(ii) or as finally determined by the Independent Accountants pursuant to Section 2.06(c)(iii) and Section 2.06(c)(v).

“Closing Working Capital” means the amount as calculated in accordance with Section 2.06 hereof by which current assets (consisting of the categories set forth in Section 1.01(a) of the Disclosure Schedules), to the extent that such assets constitute Purchased Assets, exceed current liabilities (consisting of the categories and excluding any deferred Tax liabilities set forth in Section 1.01(a) of the Disclosure Schedules), to the extent that such assets constitute Assumed Liabilities, as accepted by Sellers pursuant to Section 2.06(c)(ii) or as finally determined by the Independent Accountants pursuant to Section 2.06(c)(iii) and Section 2.06(c)(v). Such amounts shall be calculated in accordance with GAAP, and to the extent in accordance with GAAP, consistent with past practice. For the avoidance of doubt, current liabilities shall not include any use Tax payable to the State of Ohio or accrual for same or any severance liabilities relating to termination of employees at or prior to the Closing (it being understood that all such liabilities are Excluded Liabilities).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 5.05(b).

“Confidential Information” means any information solely with respect to the Business, including, without limitation, client, referral source, business partner, investor and/or vendor identity, contact, preferences, upcoming needs, databases, lists, and/or other information and/or history; methods of operation, products, technology, inventions, trade secrets, commercial secrets, know-how, software, marketing methods and sales plans and strategies, suppliers, competitors, markets, market surveys, techniques, research, development, production processes, finances, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or future developments, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing, distribution and installation plans, processes and strategies, methodologies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, fees, customer and client lists and profiles, employee, customer and client non-public personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions or other specialized information or proprietary matters; provided, that “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of the Original Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder or prohibited by any other confidentiality agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 25, 2014, between Buyer and William Blair & Company on behalf of Myers.

“Continuing Employee” has the meaning set forth in Section 6.4.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, sub-licenses instruments, notes, commitments, undertakings, indentures, joint ventures, purchase orders,

conditional sale agreements and all other obligations, promises, undertakings, agreements, commitments and other legally binding arrangements, whether written or oral.

“Cost Neutral Basis” has the meaning set forth in Section 2.09(c).

“Debt Commitment Letter” has the meaning set forth in Section 5.05(a).

“Debt Financing” has the meaning set forth in Section 5.05(a).

“Deductible” has the meaning set forth in Section 8.04(a).

“Deed” has the meaning set forth in Section 3.02(a)(iii).

“Default Notice” has the meaning set forth in Section 9.03.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of the Original Agreement on January 2, 2015 and as supplemented solely in accordance with Section 6.03.

“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(i).

“Effective Time” means 11:59 p.m. on the Closing Date.

“Employees” means those Persons engaged primarily in the Business whether by contract, common law or otherwise, immediately prior to the Closing, including the Persons set forth on Section 4.17(a) of the Disclosure Schedules.

“Employment Agreements” has the meaning set forth in the recitals.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, lease, sublease, right of possession, option warrant, right of first refusal, charge, claim, hypothecation, encumbrance, easement, servitude, proxy, voting trust or agreement, transfer restriction, encroachment or other similar restriction or limitation, which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property, including any Contract granting any of the foregoing and any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute with respect to any Purchased Asset.

“Environmental Claim” means any Governmental Order or Legal Proceeding by any Person alleging Liability arising out of, based on or resulting from: (a) the presence or Release of any Hazardous Materials; or (b) any non-compliance with or responsibility under any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution, human health or safety, or the environment; or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Environmental Notice” means any written, or to Sellers’ Knowledge other, allegation, directive or notice of violation that remains pending or with respect to the resolution of which has any remaining obligation respecting any Environmental Claim.

“Environmental Permit” means any Permit granted, given, authorized by or made pursuant to Environmental Law.

“Equity Commitment Letter” has the meaning set forth in Section 5.05(b).

“Equity Financing” has the meaning set forth in Section 5.05(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is or at any time within the six (6) year period preceding the date of the Original Agreement would have been treated as a “single employer” with the Lawn and Garden Entities or any subsidiary under Section of 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” means the Escrow Agreement among Buyer, Sellers, and the Escrow Agent, to be executed and delivered at the Closing in the form of Exhibit F hereto.

“Escrow Amount” means an amount equal to $8,625,000, which is to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement, which will be held to indemnify Buyer pursuant to Article VIII and to satisfy any Post-Closing Adjustment, if any, not paid by Seller within five (5) Business Days of the final determination thereof in accordance with Section 2.06.

“Estimated Closing Consideration” has the meaning set forth in Section 2.06(a)(i).

“Estimated Closing Statement” has the meaning set forth in Section 2.06(a)(i).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.06(a)(i).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FCPA” has the meaning set forth in Section 4.13(b).

“Fee Letters” has the meaning set forth in Section 5.05(a).

“Financial Statements” has the meaning set forth in Section 4.05(a).

“Financing” has the meaning set forth in Section 5.05(b).

“Financing Documentation Date” shall mean the date that is fifteen (15) days after all applicable waiting periods and any extensions of any filings of Buyer and Sellers pursuant to the HSR Act, if any, have expired or been terminated.

“Financing Sources” has the meaning set forth in Section 5.05(b).

“Fundamental Representations” means the representations and warranties in Section 4.01 (Organization and Qualification), Section 4.02 (Authority of Sellers), Section 4.03 (Capitalization of Acquired Subsidiaries), Section 4.08 (Title to Tangible Personal Property), Section 4.19 (Brokers), Section 5.01 (Organization of Buyer), Section 5.02 (Authority of Buyer), and Section 5.04 (Brokers).

“Financial Statements” has the meaning set forth in Section 4.05.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(h).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local, municipal, national, multi-national, international government, governmental authority or political subdivision thereof, or any agency, commission, department, board, bureau or instrumentality of such government or political subdivision, or any self-regulated organization, other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction or any Person exercising or entitled to exercise, any executive, legislative, judicial, arbitrational, administrative, regulatory, police, military or taxing authority or power of any nature.

“Governmental Order” means any order, decision, writ, judgment, injunction, decree, stipulation, determination or award entered by or with, or agreement with, any Governmental Authority.

“Hazardous Materials” means any material regulated because of its effect on the environment or to limit human exposure to the material in the environment, including (a) any material, substance, chemical or waste that is hazardous, acutely hazardous, toxic, or words of similar regulatory effect under Environmental Laws; and (b) any petroleum (or any fraction thereof) or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to a Lawn and Garden Entity, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person for any (i) indebtedness for borrowed money, (ii) deferred price of property, goods or services, including any earn-out or similar payment (other than current trade payables incurred in the Ordinary Course of Business and not past due to the extent included in Closing Working Capital), (iii) reimbursement and other obligations, contingent or otherwise, for surety or performance bonds or letters of credit, (iv) obligations evidenced by notes, bonds, debentures, securities or similar Contracts, (v) all obligations under or in respect of leases required to be capitalized under GAAP, (vi) all obligations of, or obligation of others guaranteed by, any Lawn and Garden Entity, including contingent obligations and obligations under derivative, hedging, swap, foreign exchange, collar or similar instruments (including any breakage or similar costs payable in connection with any of the foregoing), (vii) all deferred compensation obligations of such Lawn and Garden Entity, (viii) all Liabilities of the type referred to in clauses (i) through (vii) of any Person, the payment of which any Lawn and Garden Entity is responsible or liable for, directly or indirectly, as obligor, guarantor, surety or otherwise, (ix) all Liabilities of the type referred to in clauses (i) through (viii) of any Person secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any Purchased Asset or Assumed Liability, any property or asset of any Acquired Subsidiary or any property or asset of any Seller Related to the Business, and (x) intercompany balances. “Indebtedness” includes (A) any and all interest, prepayment premiums or penalties, redemption fees, costs and expenses, premiums, penalties and fees of any kind or expenses (including attorneys’ fees) associated with or owed pursuant to the instruments evidencing any Indebtedness, assuming that such Indebtedness is repaid on the Closing Date, and (B) cash (including all unpaid checks, drafts and outstanding wire transfers) or bank account overdrafts.

“Indebtedness Repayment” has the meaning set forth in Section 2.05(a)(iii).

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Independent Accountants” has the meaning set forth in Section 2.06(c)(iii).

“Independent Contractor” means a Person providing services to the Business on the Original Agreement Date or as of the Closing Date who is not an Employee.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are required for the exercise of any of the foregoing.

“Intellectual Property Assets” has the meaning set forth in Section 2.01(d).

“Intellectual Property Assignment” has the meaning set forth in Section 3.02(a)(v).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including a Lawn and Garden Entity’s Affiliates, grant a Lawn and Garden Entity exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.05(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.05(a).

“Interim Financial Statements” has the meaning set forth in Section 4.05(a).

“Inventory” has the meaning set forth in Section 2.01(b).

“Key Employee” means each of Chris Koscho, John Landefeld, Don Geisler, Dan Nauert and Gavin Collier.

“Largest Customers” has the meaning set forth in Section 4.22(a).

“Largest Suppliers” has the meaning set forth in Section 4.22(b).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lawn and Garden Employer” means Myers, the Acquired Subsidiaries, and Myers Tire Supply Distribution, Inc.

“Lawn and Garden Entities” has the meaning set forth in the recitals.

“Leased Real Property” has the meaning set forth in Section 4.11(b).

“Leases” has the meaning set forth in Section 4.11(b).

“Legal Proceeding” has the meaning set forth in Section 4.13(a).

“Lender” has the meaning set forth in Section 5.05(a).

“Liability” means any liability, adverse claim or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation.

“Limited Guaranty” has the meaning set forth in the recitals.

“Losses” means any Liabilities, losses, damages, fines, interest, judgments, awards, settlements, fees, claims, suits, actions, causes of actions, assessments, penalties, costs or expenses, including reasonable attorneys’ or other professional fees and expenses, but excluding any exemplary or punitive damages except in the case of a third-party claim.

“Made Available” means that such documents or materials were present in the electronic data room hosted by Myers provided for the transactions contemplated by this Agreement at least five (5) Business Days prior to the Original Agreement Date and copies of which have been provided to Buyer through an electronic storage medium.

“Material Adverse Effect” means any event, occurrence, fact, circumstances, condition, development or change (whether or not constituting a breach of a representation, warranty or covenant set forth in this Agreement) that, individually or in the aggregate, is (or is reasonably likely to be) materially adverse to (a) the business, Liabilities, results of operations, prospects (to the extent reasonably foreseeable and not materially speculative) properties, condition (financial or otherwise) or assets of the Business, including the Assumed Liabilities, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP); (vi) any natural or man-made disaster or acts of God; or (vii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), except to the extent that any changes arising from or related to clauses (ii), (iii) or (v) have a disproportionate effect on the Business relative to other participants in the Business’s industry. For the avoidance of doubt, the parties hereto agree that the terms “material”, “materially,” “materiality” and “material and adverse” as used in this

Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to the term Material Adverse Effect.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“MYE” has the meaning set forth in the preamble.

“Myers” has the meaning set forth in the preamble.

“Myers Trademark License Agreement” has the meaning set forth in Section 3.02(a)(x).

“Named Employees” has the meaning set forth in Section 6.04(a).

“Non-Business Portion” has the meaning set forth in Section 2.09(c).

“Non-Exclusive Intellectual Property Assets” has the meaning set forth in Section 2.09(c).

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Business, including the restructuring activities set forth in Section 1.01(b) of the Disclosure Schedules to the extent that such activities are in material compliance with all applicable Laws and in accordance with any applicable material obligations of the Lawn and Garden Entities under any Contract, through the Original Agreement Date and consistent with past practice.

“Organizational Documents” has the meaning set forth in Section 4.01(b).

“Other Rights” has the meaning set forth in Section 8.08.

“Owned Real Property” has the meaning set forth in Section 4.11(a).

“Payoff Letters” has the meaning set forth in Section 6.17(a).

“Permits” means all permits, licenses, franchises, approvals, certificates, variances, authorizations, qualification filings, registrations and consents required to be obtained from, or filed with, any Governmental Authority.

“Permitted Encumbrances” means (a) mechanics’, carriers’, workmen’s or repairmen’s liens or statutory liens for current Taxes arising or incurred in the Ordinary Course of Business; in each case that are not yet due and payable or being contested in good faith by appropriate proceedings provided that an appropriate reserve has been established therefor in the Interim Balance Sheet in accordance with GAAP; (b) easements, rights of way, restrictions, zoning ordinances and other land use Laws affecting Real Property that do not, individually or in the aggregate, materially impair the present or continued use or occupancy of the property subject thereto or the Business; (c) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; (d) any matters that would be disclosed by an accurate survey of the Real Property; and (e) other immaterial imperfections of title or immaterial Encumbrances; provided, in each case, that no Indebtedness shall constitute a Permitted Encumbrance.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(ii).

“Post-Closing Tax Period” means, any Tax period beginning after the Closing Date, and, in the case of any Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of such Tax period that is after the Closing Date.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.12(b)(iii).

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchase Price Allocation Statement” has the meaning set forth in Section 2.08(a).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.16(a).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Related Party” has the meaning set forth in Section 6.16.

“Related Person” has the meaning set forth in Section 4.24.

“Related to the Business” means (i) used or held for use primarily in, or arising, directly or indirectly, primarily out of the operation or conduct of, the Business as presently conducted by the Lawn and Garden Entities or (ii) with respect to tangible assets, such assets located at, or in transit to or (in the Ordinary Course of Business) from, the Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the indoor or outdoor the environment.

“Released Losses” has the meaning set forth in Section 9.03.

“Representative” means, with respect to any Person, any and all directors, officers, counsel, employees, consultants, financial advisors, prospective financing sources, investors and placement agents, counsel, accountants and other agents or representatives of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).

“Restricted Business” has the meaning set forth in Section 6.14(a).

“Review Period” has the meaning set forth in Section 2.06(c)(i).

“Schedule Supplement” has the meaning set forth in Section 6.03(a).

“Segment” has the meaning set forth in the recitals.

“Seller” and “Sellers” has the meaning set forth in the preamble.

“Seller 401(k) Plan” has the meaning set forth in Section 6.04(d).

“Seller Closing Certificate” has the meaning set forth in Section 7.02(e).

“Seller Indemnitee” has the meaning set forth in Section 8.03.

“Seller Notes” has the meaning set forth in Section 3.02(b)(ii).

“Sellers’ Accountants” means Ernst & Young LLP.

“Sellers’ Knowledge” means the actual knowledge of John Orr, Gregg Branning, Virgil Jules, Chris Koscho, and the following individuals as the knowledge pertains to their respective areas of responsibility within the Business: John Landefeld, Don Geisler, Dan Nauert, Gavin Collier, and Gabe D’Ortenzio.

“Shared Contracts” has the meaning set forth in Section 2.09(c).

“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).

“Subsidiary Claim” has the meaning set forth in Section 8.02(e).

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Tangible Personal Property Leases” has the meaning set forth in Section 4.08(c).

“Target Working Capital” has the meaning set forth in Section 2.06(a)(ii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, estimated, excise, environmental, stamp, occupation, property (real or personal), assessments, customs, duties and alternative or add-on minimum taxes, together with any interest, additions or penalties with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 9.03.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Title Company” means First American Title Insurance Company.

“Trademark License Agreements” means the Myers Trademark License Agreement and the Akro-Mils License Agreement.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Deed, Assignment and Assumption of Leases, the Intellectual Property Assignment, the Escrow Agreement, the Trademark License Agreements, the Seller Notes, the Assignment of Membership Interests Agreement, the Transition Services Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means any and all of the fees, expenses or other payment obligations (whether or not accrued, accelerated or deferred) incurred by or on behalf of the Sellers or any other Lawn and Garden Entity relating to, arising from or in connection with any sale process respecting Sellers or any other Lawn and Garden Entity, the negotiation, preparation, execution, delivery, consummation and performance of this Agreement and the Transaction Documents, and the transactions contemplated hereby and thereby, and any due diligence requests or activity related to such sale process or such transactions, including (i) any legal, accounting, tax, broker, finder and investment banking fees and expenses and (ii) any payments arising from retention, severance, “stay,” sale, transaction or sign-on bonuses as well as any deferred compensation payable to employees, consultants or other representatives of any Sellers or any other Lawn and Garden Entity and any other similar payments to same, including any Seller’s or any other Lawn and Garden Entity’s portion of employment and similar Taxes associated with such items.

“Transaction Expense Statements” has the meaning set forth in Section 6.17(b).

“Transferred Employee” has the meaning set forth in Section 6.04(a).

“Transition Services Agreement” has the meaning set forth in the recitals.

“Undisputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall, and shall cause their Affiliates to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers and/or their Affiliates, free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest in, to and under any and all assets, properties and rights, to the extent that such assets, properties and rights exist as of the Closing Date and are exclusively Related to the Business, including the following (collectively, the “Purchased Assets”):

(a) all accounts or notes receivable or other receivables Related to the Business;

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories Related to the Business (“Inventory”);

(c) all rights to and under all Contracts Related to the Business, including the Leases set forth on Section 4.11(b) of the Disclosure Schedules and the Intellectual Property Licenses set forth on Section 4.12(a) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(d) all Intellectual Property exclusively Related to the Business and all Intellectual Property set forth on Section 2.01(d) of the Disclosure Schedules (the “Intellectual Property Assets”) and all licenses and sublicenses;

(e) all furniture, fixtures, equipment, machinery, supplies, tools, dies, molds, vehicles and other tangible personal property of the Business including those assets listed on Section 2.01(e) of the Disclosure Schedules and/or owned by the Acquired Subsidiaries (the “Tangible Personal Property”);

(f) all Owned Real Property and Leased Real Property;

(g) all Permits, including Environmental Permits, that relate to, are used in, or are required to operate the Business and/or the Purchased Assets, including those listed on Section 2.01(g) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law;

(h) all prepaid assets and expenses, credits, refunds (except for Tax refunds of Sellers), prepayments or advance payments, security, deposits, charges, sums and fees;

(i) all claims, causes of action, choses in action, rights of recovery, rights of set off, counterclaims and rights of recoupment, including for past, present, or future damages for the breach, infringement, or misappropriation of any Purchased Asset, rights under warranties, indemnities and all similar rights against third parties to the extent Related to the Business or related to any Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

(j) originals, or where not available, copies, of all books and records and other documents related to the Purchased Assets or Assumed Liabilities, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to or are used in the operations of the Business, or otherwise Related to the Business or related to the Purchased Assets, other than books and records set forth in Section 2.02(d) (“Books and Records”);

(k) all of the direct and indirect equity and ownership interests in the Acquired Subsidiaries;

(l) the corporate seals, organizational documents, minute books, stock books, Tax Returns, Tax records, books of account or other records having to do with the corporate organization of the Acquired Subsidiaries, all employee-related or employee benefit-related files or records of the Acquired Subsidiaries, and any other files or records of the Acquired Subsidiaries; and

(m) all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.02 Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Sellers are not selling or assigning, any other assets or properties of Sellers, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Sellers, except to the extent such assets or properties constitute Purchased Assets:

(a) all cash and cash equivalents, bank accounts and securities of Sellers;

(b) all Contracts that are not Assigned Contracts;

(c) all Intellectual Property other than the Intellectual Property Assets;

(d) the corporate seals, organizational documents, minute books, stock books, Tax Returns, Tax records, books of account or other records having to do with the corporate organization of Sellers, all employee-related or employee benefit-related files or records of Sellers, other than personnel files of Transferred Employees, all files or records of Sellers that are not Related to the Business, and any other books and records which Sellers (i) are prohibited from disclosing or transferring to Buyer under applicable Law and (ii) is required by applicable Law to retain;

(e) all insurance policies of Sellers and amounts payable to Sellers under pending claims to the extent such claims constitute Excluded Liabilities;

(f) all Benefit Plans and trusts or other assets attributable thereto;

(g) all Tax assets (including duty and Tax refunds, credits, and prepayments) of Sellers or any of their Affiliates (other than Tax assets of the Acquired Subsidiaries);

(h) all rights to any action, suit or claim of any nature available to or being pursued by either Seller, whether arising by way of counterclaim or otherwise, not Related to the Business, Purchased Assets or Assumed Liabilities;

(i) all assets, properties and rights used by Sellers in their businesses other than the Business;

(j) the assets, properties and rights specifically set forth on Section 2.02(j) of the Disclosure Schedules; and

(k) the rights which accrue or will accrue to Sellers under the Transaction Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, effective as of the time of the Closing, Buyer shall assume and agree to pay, perform and discharge when due only the following Liabilities of Sellers to the extent such Liabilities are Related to the Business and are not Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a) all trade accounts payable of Sellers to third parties Related to the Business that remain unpaid as of the Closing Date, but only to the extent, and in the amount, included in Closing Working Capital as finally determined pursuant to Section 2.06(c);

(b) all liabilities and obligations of Sellers arising under the executory portion of Assigned Contracts to the extent that such liabilities and obligations did not arise out of any breach or violation of, default under or noncompliance with the Assigned Contracts prior to or at the Closing;

(c) except with respect to any Transaction Expense and/or as specifically provided in Section 6.04, all liabilities and obligations of Buyer or its Affiliates relating to any Transferred Employee arising on or after the Closing; and

(d) all liabilities and obligations for (i) Taxes Related to the Business, the Purchased Assets or the Assumed Liabilities, in each case for any Post-Closing Tax Period (other than the Taxes allocated to Seller under Section 6.11) and (ii) Taxes for which Buyer is liable pursuant to Section 6.11.

Section 2.04 Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge, nor shall the Purchased Assets or Buyer be subject to, any Liabilities or obligations of Sellers other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), which Excluded Liabilities shall remain the responsibility and obligation of the Sellers or one or more of their Affiliates (other than the Acquired Subsidiaries) to pay, perform and discharge when due after Closing. For the avoidance of doubt, Excluded Liabilities include:

(a) all Liabilities or obligations arising out of or relating to the ownership or operation of the Business, the Acquired Subsidiaries and the Purchased Assets by the Lawn and Garden Parties prior to the Closing Date except to the extent such Liabilities are Assumed Liabilities pursuant to Section 2.03;

(b) any Liabilities or obligations relating to or arising out of the Excluded Assets;

(c) any Liabilities or obligations for Taxes Related to the Business, the Purchased Assets or the Assumed Liabilities, in each case for any Pre-Closing Tax Period

(including, for the avoidance of doubt, any such sales or use Tax) (other than Taxes allocated to Buyer under Section 6.11);

(d) except as specifically provided in Section 6.04, any Liabilities or obligations of Sellers relating to or arising out of (i) the employment, or termination of employment, of any current or former employee prior to the Closing (including, for the avoidance of doubt, any such severance obligations), (ii) any Benefit Plan, (iii) any Transaction Expense, or (iv) workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date;

(e) any Liabilities or obligations of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(f) any Liabilities and obligations of Sellers set forth on Section 2.04(f) of the Disclosure Schedules; and

(g) any Liability, Loss or other cost or expense necessary to repair, restore or modify each item set forth on Exhibit K to permit the vacation or surrender of the applicable Leased Real Property to the applicable landlord in the state or condition required by the Lease with respect to those items (it being acknowledged by Sellers that the applicable Lease requires the repair, restoration or modification of each item set forth on Exhibit K) as in effect on the date hereof, as supplemented or modified by any Assignment and Assumption of Lease related to such Leased Real Property.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $110,000,000, subject to adjustment pursuant to Section 2.06 hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The purchase price shall be paid as follows:

(a) On the Closing Date, Buyer shall remit to Sellers the Purchase Price, adjusted as provided in Section 2.06, less:

(i) the Escrow Amount;

(ii) the Aggregate Note Amounts;

(iii) the aggregate amount of Indebtedness of each Seller Related to the Business or related to the Purchased Assets and of each Acquired Subsidiary, as more particularly described in Section 2.05(a)(iii) of the Disclosure Schedules, which shall be paid to each relevant lender thereof to one or more accounts(s) specified in Section 2.05(a)(iii) of the Disclosure Schedules, in order to repay such portion of each Seller’s Indebtedness and to repay all of each Acquired Subsidiaries’ Indebtedness (collectively in respect of the Sellers and the Acquired Subsidiaries, the “Indebtedness Repayment”);

(iv) the amount of Transaction Expenses, which shall be paid to the respective Persons and in the respective amounts set forth in Section 2.05(a)(iv) of the Disclosure Schedules.

The Purchase Price, adjusted as provided in Section 2.06, less the amounts in (i) through (iv) directly above (the “Closing Consideration”), shall be paid on the Closing Date by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer no later than two (2) Business Days prior to the Closing Date.

(b) The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement.

Section 2.06 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At least three (3) Business Days before the Closing, Sellers shall prepare and deliver to Buyer a statement setting forth their good faith estimate of (A) Closing Working Capital (the “Estimated Closing Working Capital”) of the Business and (B) the Closing Consideration (the “Estimated Closing Consideration”), which statement shall contain an estimated balance sheet of the Business as of the Effective Time (without giving effect to the transactions contemplated herein) and a calculation of the Estimated Closing Working Capital of the Business and the Estimated Closing Consideration, substantially in the form of Section 2.06(a)(i) of the Disclosure Schedules (the “Estimated Closing Statement”), together with reasonable supporting documentation and a certificate of the Chief Financial Officer of Myers that the Estimated Closing Statement was prepared in good faith and in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, in all material respects, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end (to the extent the same are in accordance with GAAP) as if such accounts were being prepared and audited as of a fiscal year end.

(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus $77,222,592 (the “Target Working Capital”). If the Closing Adjustment is a positive number, the Purchase Price amount to be paid at Closing shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price amount to be paid at Closing shall be reduced by the amount of the Closing Adjustment.

(b) Post-Closing Adjustment.

(i) As soon as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of Closing Working Capital (as measured against Target Working Capital), Indebtedness, Transaction Expenses, and the resulting calculation of the Closing Consideration, calculated in a manner consistent with the account categories used in the Estimated Closing Statement, which statement shall also contain a balance sheet of the Business as of the Effective Time (without giving effect to the transactions contemplated herein) (the “Closing Statement”), together with reasonable supporting documentation and a certificate of the Chief Financial Officer of Buyer that the Closing Statement was prepared in good faith and in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, in all material respects, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end (to the extent the same are in accordance with GAAP) as if such accounts were being prepared and audited as of a fiscal year end.

(ii) The post-closing adjustment shall be an amount equal to the aggregate Closing Consideration (as adjusted pursuant to the Closing Statement) minus the Estimated Closing Consideration (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment. Any payment of the Post-Closing Adjustment shall (A) be due either (x) within five (5) Business Days of acceptance of the applicable Closing Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.06(c)(v) below; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be; provided, that any Post-Closing Adjustment not paid by Sellers within five (5) Business Days shall be paid by wire transfer of immediately available funds by the Escrow Agent from the Escrow Amount. If the Post-Closing Adjustment to be paid by the Sellers exceeds the Escrow Amount, the Sellers shall pay (or cause to be paid) an amount equal to such excess to Buyer not later than five (5) Business Days after final determination of the Post-Closing Adjustment pursuant to this Section 2.06, by wire transfer of immediately available funds to an account specified by Buyer. Buyer and Seller shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver the applicable amounts due to the Buyer pursuant to this Section 2.03(b)(iii). Sellers shall promptly, and in any event within ten (10) Business Days, deposit with the Escrow Agent the amount of any Post-Closing Adjustment paid to Buyer from the Escrow Amount.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Statement, Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Statement. During the Review Period, Sellers and Sellers’ Accountants shall be provided with reasonable access to and the right, during reasonable business hours, to review and copy the relevant books and records of Buyer, the personnel of, and the work papers prepared by, Buyer and/or Buyer’s Accountants and reasonable access to the personnel responsible for such books, records and work papers, in all cases to the extent that such books, records and work papers relate to the Closing Statement and to such historical financial information relating to the Closing Statement as Sellers may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not materially or unreasonably interfere with the normal business operations of Buyer.

(ii) Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Statement by delivering to Buyer a written statement setting forth

Sellers’ objections in reasonable detail, indicating each disputed item and amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iii) Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Grant Thornton, LLP or, if Grant Thornton, LLP is unable to serve, Buyer and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountants. The terms of appointment and engagement of the Independent Accountants shall be as agreed upon between Buyer and Sellers based on reasonable and customary arrangements for such services, and any associated fees shall initially be borne fifty percent (50%) by Buyer and fifty percent (50%) by Sellers; provided, that such fees shall ultimately be allocated between Buyer, on the one hand, and Sellers, on the other hand, as follows: Sellers shall be responsible for a portion of the fees and expenses of the Independent Accountants equal to the inverse of the percentage that the Independent Accountants’ determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant. Buyer shall be responsible for that portion of the fees and expenses of the Independent Accountants that Sellers are not required to pay hereunder. Within ten (10) days of the Independent Accountants’ determination of the Disputed Amounts in accordance with this Section 2.06(c)(iv), each of Sellers and Buyer, as applicable shall pay the other the amount required so that the allocation for responsibility for the Independent Accountants’ fee is consistent with this Section 2.06(c)(iv).

(v) Determination by Independent Accountants. The Independent Accountants shall be requested to make a determination as soon as practicable and in any event within 30 days (or such other time as the parties hereto shall agree in writing) after referral of the matter to such Independent Accountants, which determination must be in writing and must set forth in reasonable detail, the basis therefor. Buyer and Buyer’s Accountants shall each furnish to the Independent Accountants such work papers and other documents and information relating to the Disputed Amounts, and shall provide interviews and answer questions, as such Independent Accountants may reasonably request. The Independent Accountants’ resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06(c)(vi) shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07 Prorations. Except to the extent these items are accounted for in the Closing Working Capital, the following prorations relating to the property and assets of the Business will be made, without duplication, as of the Effective Time, with Sellers liable to the extent such items relate to any time period up to the Effective Time and Buyer liable to the extent such items relate to periods from and after the Effective Time:

(a) rents, Taxes (subject to Section 6.12(a)(iii)), and other costs and expenses attributable to the Purchased Assets or Assumed Liabilities; and

(b) the amount of assessments and charges for sewer, water, fuel, telephone, electricity and other utilities relating to the Real Property; provided, that if practicable, meter readings will be taken on the Closing Date and the respective obligations of the parties determined in accordance with such readings.

If any of the foregoing proration amounts cannot be determined as of the Effective Time due to final bills therefor not being issued as of the Closing Date, the parties will prorate such items as and when the actual bills therefor are issued to the appropriate party. The party owing amounts to the other by means of such prorations shall pay the same within thirty (30) days following such determination.

Section 2.08 Allocation of Purchase Price.

(a) Within thirty (30) days following the Closing, Buyer shall deliver to Sellers a statement allocating the Purchase Price plus other amounts treated as consideration for federal income tax purposes among the Purchased Assets (the “Purchase Price Allocation Statement”). Buyer and Seller shall agree in good faith to revisions to the Purchase Price Allocation Statement to reflect any purchase price adjustments. In the event that Buyer and Sellers are unable to agree on the Purchase Price Allocation Statement within thirty (30) days following Buyer’s delivery of such statement to Sellers, Buyer and Sellers shall submit such dispute to the Independent Accountants to be resolved in accordance with the provisions of Section 2.8(b) below. All Tax Returns and reports filed by Buyer and Sellers shall be prepared consistently with such allocation (as revised in accordance with this Section 2.08(a)).

(b) If Buyer and Sellers are unable to reach an agreement with respect to the Purchase Price Allocation Statement within thirty (30) days following Buyer’s delivery of such statement to Sellers, they shall promptly thereafter cause the Independent Accountants to review this Agreement and the disputed items or amounts contained in the Purchase Price Allocation Statement (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). In making such calculation, the

Independent Accountant shall consider only those items or amounts in the Purchase Price Allocation Statement and Buyer’s calculation of such allocations as to which Sellers have disagreed. The Independent Accountant shall deliver to Buyer and Sellers, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be final and binding upon Buyer and Sellers. The fees, costs and expenses of the Independent Accountant’s review and report shall be allocated to and borne by Buyer and Sellers based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant.

Section 2.09 Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.09, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset or Assumed Liability would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof. Following the Closing, Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to transfer such Purchased Assets and Assumed Liabilities to Buyer; provided, that neither Sellers nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitute or amendment is obtained, Sellers shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset and/or Assumed Liability to which such consent, authorization, approval, waiver, release, substitute or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by one-half by Sellers and one-half by Buyer in accordance with Section 6.11.

(b) To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.09 and from the Closing until such Purchased Asset and/or Assumed Liability is so transferred, Buyer and Sellers shall enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide the economic and, to the extent permitted under applicable Law, operational benefit of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and, to the extent and for such time as Buyer receives such benefits, the performance by Buyer of the corresponding Assumed Liability with respect thereto. To the extent, and for such time as Buyer receives such benefits, Buyer shall, as agent or subcontractor for Sellers pay, perform and discharge the corresponding Assumed Liability with respect thereto from and after the Closing Date. To the extent permitted under applicable Law, following the Closing, Sellers (i) shall hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds, economic benefit and other monies received by Sellers related to such Purchased Asset in connection with the arrangements under this Section 2.09 and (ii) authorize Buyer to act on their behalf as attorney-in-fact with respect thereto. Notwithstanding anything herein to the contrary, the provisions of this Section 2.09 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.06.

(c) Prior to the Closing, the Lawn and Garden Entities and Buyer shall use their commercially reasonable efforts to work together (and, if necessary and desirable, to work with the third parties to all Intellectual Property Related to the Business but not used exclusively in the Business (the “Non-Exclusive Intellectual Property Assets”) and any Assigned Contract under which one of the Lawn and Garden Entities and at least one other division or Affiliate of a Seller purchases or sells goods or services on a joint basis from or to any third party and all licenses and sublicenses (the “Shared Contracts”) in an effort to (i) divide, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of the Shared Contracts on terms that maintain or reduce the costs to the Business as owned by Buyer as compared to the costs to the Business as owned by Sellers (“Cost Neutral Basis”) and (ii) if practicable, novate the respective rights and obligations under and in respect of the Shared Contracts, such that, effective as of the Closing, (A) Buyer is the beneficiary of the post-Closing rights and is responsible for the post-Closing obligations related to that portion of the Shared Contract included in the Assigned Contracts (the “Business Portion”) (so that, subsequent to the Closing, neither Sellers nor any of its Affiliates shall have post-Closing rights or post-Closing obligations with respect to the Business Portion of the Shared Contract) and (B) Sellers or the applicable Affiliate of Sellers is the beneficiary of the rights and is responsible for the obligations related to each Shared Contract other than the Business Portion (the “Non-Business Portion”) (so that, subsequent to the Closing, Buyer shall have no rights or obligations with respect to each Non Business Portion of the Shared Contract). If the parties are not able to enter into an arrangement to formally divide, modify or replicate one or more of the Shared Contracts prior to the Closing as contemplated by the previous sentence, then such contract shall be deemed not to be an Assigned Contract for purposes of this Agreement and, from and after the Closing, (i) Buyer shall be entitled to the benefits of the Business Portion of any such Shared Contract accruing after the Closing Date to the extent that Sellers or the applicable Affiliate of Sellers may provide such benefits in a manner not in violation of the terms of such Shared Contract and (ii) if Sellers or an Affiliate of Sellers provides such benefits to Buyer, Buyer shall perform at its sole expense the obligations of Sellers or such Affiliate to be performed after the Closing under the Business Portion of such Shared Contract. Nothing stated in this Section 2.09(c) shall modify in any respect the conditions set forth in Section 7.02. For purposes of this Section 2.09(c) only, “commercially reasonable efforts” shall include (i) a written request and recommendation in favor of such transfer to the landlord, customer, or supplier that is the other party to such Shared Contract or Assigned Contract, (ii) the provision to Buyer of all information and records available to Sellers or Sellers’ Affiliates relating to landlords, customers, or suppliers, as the case may be, with respect to such portion of such Shared Contract or Assigned Contract, (iii) the provision to Buyer of available landlord, customer, or supplier decision maker(s) with respect to such portion of such Shared Contract or Assigned Contract, (iv) if Buyer so requests, in accordance with reasonable commercial practice, the organization at mutually agreeable times of joint visits of Buyer with such landlords, customers, or suppliers, and (v) prior to the Closing, Sellers’ and Sellers’ Affiliates’ assistance and cooperation in negotiation a separate agreement on a Cost Neutral Basis with the other party to such Shared Contract or Assigned Contract if deemed appropriate by Buyer.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically or, if necessary, at the offices of Benesch Friedlander Coplan & Aronoff LLP, 200 Public Square, Suite 2300, Cleveland, Ohio 44114, at 9:00 A.M., Eastern time on the second (2nd) Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”; provided, that if the time of the satisfaction or waiver of the conditions to Closing set forth in Article VII (other than conditions which, by their nature, are to be satisfied on the Closing Date) shall have occurred before the Financing Documentation Date, the Closing shall occur on the earlier to occur of (a) a date specified by Buyer on no less than three (3) Business Days’ notice to Sellers and (b) on the Business Day following the Financing Documentation Date (subject in each case to the satisfaction or waiver (by the party entitled to such waiver) of all of the conditions set forth in Article VII). Possession of the Purchased Assets will be transferred to Buyer as of the Effective Time.

Section 3.02 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Sellers, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) with respect to the Sparks, Nevada Owned Real Property, a limited warranty deed in the form of Exhibit C hereto (the “Deed”) and duly executed and notarized by Myers;

(iv) with respect to each Lease, an Assignment and Assumption of Lease substantially in the form of Exhibit D hereto (each, an “Assignment and Assumption of Lease”), duly executed by the respective Seller and, if necessary, such Seller’s signature shall be witnessed and/or notarized;

(v) an assignment in the form of Exhibit E hereto (the “Intellectual Property Assignment”) and duly executed by Sellers, effecting the assignment to Buyer of the Intellectual Property Assets;

(vi) the Seller Closing Certificate;

(vii) the FIRPTA Certificate;

(viii) the certificates of the Secretary or Assistant Secretary of each Seller required by Section 7.02(f) and Section 7.02(g);

(ix) the Escrow Agreement duly executed by Sellers;

(x) a trademark license agreement regarding the use of the “Myers” name in form of Exhibit G attached hereto (the “Myers Trademark License Agreement”) and duly executed by Myers;

(xi) a trademark license agreement regarding the use of the “Akro-Mils” name in form of Exhibit I attached hereto (the “Akro-Mils Trademark License Agreement”) and duly executed by Myers;

(xii) the Transition Services Agreement duly executed by Sellers;

(xiii) original stock certificates, free and clear of all Encumbrances (other than Encumbrances arising in respect of the Financing), together with stock powers duly executed in blank for Grower Express;

(xiv) an assignment of membership interest agreement (the “Assignment of Membership Interest Agreement”) with respect to the direct and indirect equity and ownership interests in Amerikan, in a form reasonably acceptable to Buyer and duly executed by Myers;

(xv) the original corporate record books and Organizational Documents of each of the Acquired Subsidiaries;

(xvi) an estoppel certificate (with consent, to the extent required) issued to Buyer from the landlord of each Leased Real Property confirming such matters regarding the subject lease substantially in the form set forth on Exhibit J (an “Estoppel Certificate”) as may be required by Buyer in its reasonable discretion to the extent provided by the Leases of the Leased Real Property;

(xvii) an unconditional commitment (subject only to the payment of the applicable premium and Permitted Encumbrances) from the Title Company to issue a title policy of insurance for each Owned Real Property in a form, substance, policy amount and with such endorsements that in each case are reasonably required and acceptable to Buyer;

(xviii) affidavits of ownership, debts and liens related to each Owned Real Property and other documents reasonably required by the Title Company, provided and signed by the owner of such Owned Real Property in connection with the issuance of a title policy of insurance to the applicable owner of each Owned Real Property;

(xix) all UCC-3 termination statements, Payoff Letters and all other documents and instruments necessary to release and discharge all obligations for payment to the applicable Persons in respect of Indebtedness, and discharge of any other Encumbrances on the

Purchased Assets or the assets of the Acquired Subsidiaries other than Permitted Encumbrances and, from each Person who shall receive payment for Transaction Expenses, a Transaction Expense Statement;

(xx) a release, duly executed by each Seller, evidencing that each Seller and such Seller’s Affiliates and the directors and officers of each Acquired Subsidiaries have irrevocably and unconditionally released the Acquired Subsidiaries from any and all Liabilities (subject to customary carve-outs);

(xxi) all material approvals, consents, notices and waivers listed on Section 4.04 of the Disclosure Schedules and all Permits listed on Section 4.14(c) of the Disclosure Schedules; and

(xxii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Sellers the following:

(i) without duplication of Section 2.05(a), the Purchase Price (adjusted as provided in Section 2.06(a)), plus (or minus, as applicable) the amount of the Closing Adjustment, less the Escrow Amount, the Aggregate Note Amounts, the Indebtedness Repayment and the amount of Transaction Expenses;

(ii) subordinated, unsecured promissory notes dated as of the Closing Date with principal amounts in the aggregate equal to the Aggregate Note Amounts (the “Seller Notes”);

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer and, if necessary, Buyer’s signature shall be witnessed and/or notarized;

(v) the Intellectual Property Assignment duly executed by Buyer;

(vi) the Buyer Closing Certificate;

(vii) the Escrow Agreement duly executed by Buyer;

(viii) the Trademark License Agreements duly executed by Buyer;

(ix) the Transition Services Agreement duly executed by Buyer; and

(x) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f); and

(xi) such other customary instructions of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Sellers, as may be required to give effect to this Agreement.

(c) At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

(d) Immediately prior to the Closing, (i) each of the Key Employees shall be an active employee of a Lawn and Garden Entity, (ii) none of the Key Employees shall have repudiated his or her Employment Agreement and (iii) to Sellers’ Knowledge, no circumstances shall have arisen that would serve as a basis for terminating a Key Employee’s employment for Cause (as defined in his or her Employment Agreement) under his or her Employment Agreement.

(e) Immediately prior to the Closing, (i) the Transition Services Agreement shall not have been repudiated by Seller and (ii) no fact or circumstances shall have arisen that would constitute a breach of, or serve as a basis for terminating, the Transition Services Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules (which shall be organized in parts corresponding to the numbering in Article IV with disclosures in each part corresponding to or cross-referencing to a particular section (or subsection) of this Article IV), Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the Original Agreement Date, as of the date hereof and as of the Closing Date.

Section 4.01 Organization and Qualification.

(a) Each Lawn and Garden Entity is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction set forth opposite its name in Section 4.01 of the Disclosure Schedules and has all necessary corporate or limited liability company, as the case may be, power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Each Lawn and Garden Entity is duly licensed or qualified to do business and each is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material and adverse effect on any Acquired Subsidiary, the Business or the Purchased Assets.

(b) The Sellers have delivered, as of the Original Agreement Date, and will have delivered, as of the Closing Date, to Buyer true, correct and complete copies of the certificate of formation or incorporation, as applicable (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and operating agreement or by-laws, as applicable (each certified by the secretary, assistant secretary or other appropriate officer), or comparable operating documents of each Lawn and Garden Entity, including all amendments thereto (collectively, the “Organizational Documents”).

Section 4.02 Authority of Sellers. Each Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Legal Proceeding at law or in equity). When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Legal Proceeding at law or in equity).

Section 4.03 Capitalization of Acquired Subsidiaries. The authorized capital stock, and the issued and outstanding shares or membership units, as the case may be, of each of the Acquired Subsidiaries is set forth in Section 4.03 of the Disclosure Schedules. Myers is the sole legal and beneficial owner of each of the Acquired Subsidiaries. The Acquired Subsidiaries have no subsidiaries and do not own, directly or indirectly, any capital stock or equity securities of any Person. All of the issued and outstanding shares or membership units, as the case may be, (a) have been duly authorized, validly issued, fully paid and are nonassessable, (b) are not subject to, and were not issued in violation of, any preemptive or similar rights, and (c) were issued in compliance with applicable Laws. Other than the issued and outstanding shares or membership units, as the case may be, no other securities of any class of any Acquired Subsidiary are issued, reserved for issuance, or outstanding. There are no outstanding or authorized offers, subscriptions, conversion rights, options, warrants, preemptive or other outstanding rights, convertible or exchangeable securities, stock appreciation, phantom stock, profit participation, understandings, claims of any character, obligations or other agreements or commitments of any nature, whether formal or informal, firm or contingent, written or oral, relating to the capital stock of, or other securities or voting interests in, any Acquired Subsidiary, including any such obligations or other agreements or commitments pursuant to which such entity is or may become obligated to: (i) issue, deliver, sell or transfer, or cause to be issued, delivered, sold or transferred, any shares of its capital stock or other ownership or voting interests in or securities of it (whether debt, equity, or a combination thereof); (ii) grant, extend, issue, deliver or enter into any such agreements or commitments; or (iii) repurchase, redeem or otherwise acquire any capital stock or other ownership interests in or securities of it. No bonds, debentures, notes or other Indebtedness of any Lawn and Garden Entity has the right to vote (or is convertible or exchangeable into securities having the right to vote) on any matters on which equity holders of such Lawn and Garden Entity may vote.

Section 4.04 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without due notice or lapse of time or both): (a) result in a violation or breach of any provision of the articles of incorporation or bylaws of any Lawn and Garden Entity; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to any Lawn and Garden Entity, the Business or the Purchased Assets; (c) except as set forth in Section 4.04 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation, breach of, or termination (or right of termination), constitute a default under, result in the creation or acceleration of any obligations under, modify or change the rights of any Contract or Permit applicable to any Lawn and Garden Entity, the Business or the Purchased Assets; or (d) result in, or require, the creation or imposition of, any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the Purchased Assets; except in the cases of clause (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material and adverse effect on any Acquired Subsidiary, the Business or the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Lawn and Garden Entity in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and as set forth in Section 4.04 of the Disclosure Schedules.

Section 4.05 Financial Statements.

(a) Set forth on Section 4.05 of the Disclosure Schedules are (a) copies of the financial statements consisting of the audited balance sheet of the Business as of December 31 in each of the years 2013, 2012 and 2011 and the related statements of income for the years then ended (the “Annual Financial Statements”), and (b) financial statements consisting of the balance sheet of the Business as of September 30, 2014 and the related statement of income for the nine-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis without modification of the accounting principles used in the preparation thereof throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations and cash flows of the Business for the periods indicated. The audited balance sheet of the Business as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of September 30, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

(b) At the Closing, the books of account will be in the possession of a Lawn and Garden Entity.

(c) The Business does not have any material liabilities of any nature except for liabilities (i) shown in the Financial Statements or (ii) incurred in the Ordinary Course of Business since the Interim Balance Sheet Date.

Section 4.06 Absence of Certain Changes, Events and Conditions. Except as set forth on Section 4.06 of the Disclosure Schedules, from the Interim Balance Sheet Date until the date of this Agreement, the Lawn and Garden Entities have operated the Business in the Ordinary Course of Business and there has not been, with respect to the Business, any:

(a) event, occurrence or development that has had, or would be reasonably expected to have had, a material and adverse effect on any Acquired Subsidiary, the Business or the Purchased Assets;

(b) incurrence, creation, issuance, assumption, guarantee, endorsement or modification of any Indebtedness or other Liability in connection with the Business in an aggregate amount exceeding $100,000, except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(c) sale, disposition, assignment, license, conveyance, or lease of any of the Purchased Assets shown or reflected in the Interim Balance Sheet, except for the sale of Inventory in the Ordinary Course of Business;

(d) cancellation, payment, repayment, discharge, purchase, repurchase or satisfaction of any debts or claims, or amendment, termination, release, or waiver of any rights, except in the Ordinary Course of Business;

(e) capital expenditures in an aggregate amount exceeding $100,000 which would constitute an Assumed Liability;

(f) imposition of any Encumbrance upon any of the Purchased Assets, except for Permitted Encumbrances;

(g) (A) increase, by an amount not to exceed three percent (3%), the salary or other compensation of any Employees, other than as provided for in any written agreements disclosed in Section 4.16(a) of the Disclosure Schedules or as required by applicable Law or in the Ordinary Course of Business (B) grant any bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, managers, officers, employees, agents or representatives of any Acquired Subsidiary or otherwise modify or amend or terminate any such plan or arrangement, or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors, managers or officers of any Acquired Subsidiary (or amendment of any such agreement) to which any Acquired Subsidiary is a party;

(h) adoption, termination, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of the Lawn and Garden Entities or the Lawn and Garden Employers by more than ten percent of their existing annual obligations to such plans;

(i) adoption, termination, amendment or modification of any collective bargaining or other agreement or, through negotiation or otherwise, make any commitment or incur any Liability with respect to any Acquired Subsidiary or which any Employee would be permitted to participate with a labor organization, union, or other association representing any Employees;

(j) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(k) purchase or other acquisition of any property or asset that constitutes a Purchased Asset for an amount in excess of $50,000, except for purchases of Inventory or supplies in the Ordinary Course of Business;

(l) amendment or modification to the Organizational Document of any Lawn and Garden Entity,

(m) any acquisition of stock or other equity interest in any Person;

(n) entrance into, or breach, termination, cancellation, amendment, acceleration or extension of or waiver or release of any right with respect to any Contract, Leased Real Property, Tangible Personal Property Lease, Intellectual Property License or Permit, other than in the Ordinary Course of Business;

(o) declaration or payment of any dividend in respect of the capital stock of or other securities of, or other ownership interests in, any of the Acquired Subsidiaries, or issuance, repurchase, redemption or other acquisition, or transfer, issuance, sale, pledge, encumbrance or disposition, of any outstanding equity interest or other securities of, or ownership interest in, either Acquired Subsidiary;

(p) any material change with respect to the operation of the Business;

(q) any failure to maintain Inventory in the Ordinary Course of Business;

(r) change or modification to the credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables or failure to pay or delay payment of payables or other Liabilities;

(s) settlement or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $100,000;

(t) prepayment or advancement of any Liabilities or acceleration of revenues or cash receipts, other than the in the Ordinary Course of Business; or

(u) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists a true, complete and correct list of each of the following Contracts, by reference to the applicable subsection of this Section 4.07(a), (other than Contracts valued at less than $1,000 annually for off-the-shelf software or uncustomized software commercially available to the public generally) (x) by which any of the Purchased Assets are bound or affected or (y) to which any Lawn and Garden Entity is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Tangible Personal Property Leases listed in Section 4.08(d) of the Disclosure Schedules, Leases listed in Section 4.11(b) of the Disclosure Schedules, all Intellectual Property Licenses listed in Section 4.12(a) of the Disclosure Schedules and all Permits listed in Section 4.14(c) of the Disclosure Schedules collectively, the “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $100,000 or requiring performance by any party more than one year from the Original Agreement Date, which, in each case, cannot be cancelled without penalty or without more than thirty (30) days’ notice;

(ii) all Contracts that relate to the sale of any of the Purchased Assets or to which an Acquired Subsidiary is a party to, other than in the Ordinary Course of Business, for consideration in excess of $100,000;

(iii) all Contracts with any Largest Customer or Largest Supplier;

(iv) all Contracts for the purchase by any Lawn and Garden Entity in connection with the Business of goods, services, materials, supplies or equipment, for consideration in excess of $100,000;

(v) all Contracts for the sale or delivery by any Lawn and Garden Entity in connection with the Business of goods, services, materials, supplies or equipment that involves future payments to any Lawn and Garden Entity that are expected to exceed $100,000;

(vi) all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $50,000;

(vii) all Contracts containing any confidentiality, non-competition or non-solicitation obligations imposed on or by any Lawn and Garden Entity;

(viii) all Contracts containing any form of “most favored nations” clauses or any exclusivity provisions or similar provisions;

(ix) all Contracts imposing any minimum volume, purchase, production or similar obligations on any Lawn and Garden Entity;

(x) all Contracts with any Governmental Authority;

(xi) all Contracts granting a power of attorney to any Person;

(xii) all Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or confidential information;

(xiii) except for agreements relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) or the creation of any Encumbrance upon the Purchased Assets or any assets of the Acquired Subsidiaries other than Permitted Encumbrance;

(xiv) all Contracts between or among a Lawn and Garden Entity on the one hand and any Affiliate of such Lawn and Garden Entity on the other hand, including all Contracts with Related Persons; all collective bargaining agreements or Contracts with any labor organization, union or other association of employees;

(xv) all Contracts providing for severance, retention, change in control or other similar payments;

(xvi) all Contracts for the employment or engagement of any Person as an Employee or Independent Contractor on a full-time, part-time or consulting or other basis including any non-competition, non-solicitation, or non-disclosure agreement entered into between any Lawn and Garden Entity and any Employee;

(xvii) all original purchase price conditional sales Contracts and equipment leases with third parties;

(xviii) all Contracts not made in the Ordinary Course of Business; and

(xix) all Contracts Related to the Business otherwise material to any Lawn and Garden Entity.

(b) Except as set forth on Section 4.07(b) of the Disclosure Schedules, no Lawn and Garden Entity is in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a material and adverse effect on any Acquired Subsidiary, the Business or the Purchased Assets.

(c) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Lawn and Garden Entities, as applicable, and to Sellers’ Knowledge, the other parties thereto, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Legal Proceeding at law or in equity) and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or adverse consequence. Except for the items specified on Exhibit K hereof, no Lawn and Garden Entity is in default under any Material Contract nor, to Sellers’ Knowledge, is any other party to any Material Contract in breach or default hereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by any Lawn and Garden Entity, or, to Sellers’ Knowledge, any other party thereunder. Sellers have delivered to Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments and modifications or supplements thereto.

Section 4.08 Tangible Personal Property.

(a) Section 4.08(a) of the Disclosure Schedules lists each item of Tangible Personal Property as of the Interim Balance Sheet Date that has a book value in excess of $100,000 per item.

(b) Except as set forth in Section 4.08(b) of the Disclosure Schedules, the Lawn and Garden Entities have good and marketable title to, or a valid leasehold or license interest in, all Tangible Personal Property included in the Purchased Assets, free and clear of Encumbrances, except for Permitted Encumbrances.

(c) All Tangible Personal Property that has a replacement value in excess of $50,000 is in good condition and in state of good maintenance and repair in all material respects (ordinary wear and tear and routine maintenance excepted).

(d) Section 4.08(d) of the Disclosure Schedules sets forth all leases of Tangible Personal Property (“Tangible Personal Property Leases”) involving annual payments in excess of $5,000 or to which any Lawn and Garden Entity is a party or by which the Purchased Assets are bound. All Tangible Personal Property are in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Sellers have delivered to Buyer true, correct and complete copies of the Tangible Personal Property Leases, together with all amendments, modifications or supplements thereto. Each of the Tangible Personal Property Leases is in full force and effect and none of the Lawn and Garden Entities have received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Tangible Personal Property Leases and, to Sellers’ Knowledge, no other party is in default thereof, and no party to the Tangible Personal Property Leases has exercised any termination rights with respect thereto.

Section 4.09 Sufficiency of Assets. The Purchased Assets (i) are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and (ii) constitute all of the rights, property and assets necessary to conduct the Business as currently conducted by the Lawn and Garden Entities.

Section 4.10 Solvency. Immediately after giving effect to the transactions contemplated hereby, each Seller shall be solvent and shall: (a) be able to pay its debts as they become due; and (b) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or either Seller.

Section 4.11 Real Property

(a) Section 4.11(a) of the Disclosure Schedules sets forth all real property owned by the Lawn and Garden Entities and used in connection with the Business (collectively, the “Owned Real Property”). To Sellers’ Knowledge, the respective Lawn and Garden Entities each have good and marketable fee simple title to the Owned Real Property, free and clear of all Encumbrances, except (A) Permitted Encumbrances and (B) those Encumbrances set forth on Section 4.11(a) of the Disclosure Schedules.

(b) Section 4.11(b) of the Disclosure Schedules sets forth all real property leased, subleased or licensed by the Lawn and Garden Entities and used in connection with the Business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property, together with any amendments or modifications thereto (collectively, the “Leases” and individually, a “Lease”). Sellers have delivered to Buyer true, correct and complete copies of the Leases, together with all amendments, modifications or supplements, if any, thereto.

(c) To Sellers’ Knowledge, the applicable Lawn and Garden Entity has a valid, binding and enforceable leasehold interest under each of the Leases under which a Lawn and Garden Entity is a lessee. To Sellers’ Knowledge, each of the Leases is in full force and effect. Except for the items specified on Exhibit K hereof, no Lawn and Garden Entity is in default under any Lease and, to Sellers’ Knowledge, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. No Lawn and Garden Entity has received or given any written notice of any default or event that with notice would constitute a default under any of the Leases. To Sellers’ Knowledge, no other party is in default of any of the Leases, and no party to any Lease has exercised any termination rights with respect thereto.

(d) Except as set forth on Section 4.11(d) of the Disclosure Schedules, since December 31, 2011, no Lawn and Garden Entity has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated, and to Sellers’ Knowledge, no such condemnation or proceeding exists. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty that has not been repaired.

(e) Except for the items specified on Exhibit K hereof, to Sellers’ Knowledge, all of the Real Property and buildings, fixtures and improvements thereon (i) are in good operating condition without material structural defects, and all mechanical and other systems located thereon are in good operating condition in all material respects, and no condition exists requiring material repairs, alterations or corrections, and (ii) are suitable, sufficient and appropriate in all material respects for their current uses.

(f) No Lawn and Garden Entity owns or holds, nor is any Lawn and Garden Entity obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real property or any portion thereof or interest therein.

Section 4.12 Intellectual Property.

(a) Section 4.12(a)(i) of the Disclosure Schedules lists all Intellectual Property Registrations, all Intellectual Property Licenses, and all arrangements under which the Lawn and Garden Entities have licensed to any third party any Intellectual Property. Except as set forth in Section 4.12(a)(ii) of the Disclosure Schedules, the Lawn and Garden Entities own or have the right to use all Intellectual Property necessary to conduct the Business as currently conducted. Section 4.12(a)(iii) of the Disclosure Schedules sets forth all Non-Exclusive Intellectual Property Assets.

(b) Except as set forth in Section 4.12(b) of the Disclosure Schedules, to Sellers’ Knowledge, (i) the Lawn and Garden Entities’ conduct of the Business as currently conducted does not infringe, violate, or misappropriate the Intellectual Property of any Person; and (ii) no Person is infringing, violating, or misappropriating any Intellectual Property Assets. The Lawn and Garden Entities have valid and subsisting written licenses to use, reproduce, incorporate, and distribute the Intellectual Property Assets under the Intellectual Property Licenses in the manner and to the extent undertaken by the Lawn and Garden Entities in the conduct of the Business.

(c) To Sellers’ Knowledge, the Lawn and Garden Entities’ rights in the Intellectual Property Assets are valid, subsisting and enforceable. The Lawn and Garden Entities have taken all commercially reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets. Subject to receipt of any required consent set forth in Section 4.04 of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of Buyer’s right to use any Intellectual Property Assets owned by any third Person. All Intellectual Property Assets and Intellectual Property Licenses (subject to receipt of any required consent set forth in Section 4.04 of the Disclosure Schedules) will be fully transferable by the Lawn and Garden Entities at the Closing and by Buyer after the Closing without restriction and without payment of any kind to any Person.

(d) Except as set forth in Section 4.12(d) of the Disclosure Schedules, there are no Legal Proceedings (including any oppositions, cancellations, interferences or reexaminations) settled, pending or to Sellers’ Knowledge, threatened: (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Lawn and Garden Entities in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or the Lawn and Garden Entities’ rights with respect to any Intellectual Property Assets; or (iii) by the Lawn and Garden Entities or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. The Lawn and Garden Entities are not subject to any outstanding or, to Sellers’ Knowledge, any prospective Governmental Order that does or would restrict or impair the use of any Intellectual Property Assets in any material respect.

(e) To Sellers’ Knowledge, no Employees or former Employees have any right, title or interest in any Intellectual Property Assets. To Sellers’ Knowledge, with regard to the Intellectual Property Assets, no Employees or former Employees are in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement, or similar agreement.

(f) No material trade secret of the Lawn and Garden Entities has been authorized to be disclosed or, to Sellers’ Knowledge, has been actually disclosed by the Lawn and Garden Entities to any of their former employees, employees, or any third person other than pursuant to a confidentiality or non-disclosure agreement. The Lawn and Garden Entities have taken commercially reasonable steps to protect the secrecy, confidentiality and value of the trade secrets included in the Intellectual Property Assets.

(g) To Sellers’ Knowledge, the Lawn and Garden Entities are in compliance with all their posted privacy policies relating to personally identifiable information. To Sellers’ Knowledge, none of the Lawn and Garden Entities have suffered any material security breaches within the past two (2) years that have resulted in a third party obtaining access to any confidential or personal information of the Lawn and Garden Entities or any of its customers or suppliers.

Section 4.13 Legal Proceedings; Governmental Orders.

(a) To Sellers’ Knowledge, except as set forth in Section 4.13(a) of the Disclosure Schedules, there are no actions, suits, claims, audits, inquests, inquiries, examinations, challenges, controversies, disputes, arbitrations, investigations or other proceedings of any kind (“Legal Proceeding”), pending or, to Sellers’ Knowledge, threatened against or by any Lawn and Garden Entity relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Purchased Assets, or which would prevent, delay or make illegal the transactions contemplated hereby.

Section 4.14 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.14(a) of the Disclosure Schedules, to Sellers’ Knowledge, (i) each Lawn and Garden Entity is in compliance in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect; (ii) none of the Lawn and Garden Entities is under investigation with respect to the violation of any Laws; (iii) none of the Lawn and Garden Entities is subject to any consent, decree, court order, or on-going settlement obligation with respect to any workplace safety and health matters; (iv) any and all matters identified in citations issued by the Occupational Safety and Health Administration, an equivalent state program, or any other Governmental Authority related to workplace safety and health, have been addressed and corrected, where necessary, to comply with all applicable Laws; and (v) there are no complaints, charges or claims against any Lawn and Garden Entity pending or threatened that could be brought or filed, with any judicial, regulatory, arbitral or administrative forum alleging that any of the Lawn and Garden Entities is engaged or has been engaged for the last three years in any practice violating workplace safety and health Laws in connection with the conduct of the Business.

(b) None of the Lawn and Garden Entities nor, to Sellers’ Knowledge, any director, officer, agent, employee or affiliate or any other person acting on behalf of the Lawn and Garden Entities has (i) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”); (ii) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA); (iii) made any bribe, rebate, payoff, influence payment, kickback or other payment, private or public, whether in money, property or services in violation of any Law; (iv) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or (v) established or maintained any fund or asset with respect to the Business and/or the Acquired Subsidiaries that has not been recorded in the books and records of the Acquired Subsidiaries.

(c) Section 4.14(c) of the Disclosure Schedules lists all Permits required for the operation of the Business as presently conducted, other than those the failure of which to possess would not have a Material Adverse Effect. The Business is not in default or violation, and to Sellers’ Knowledge no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Permit and, to Sellers’ Knowledge, there are no facts or circumstances which could form the basis for any default or violation.

(d) None of the representations and warranties in Section 4.14 shall be deemed to related to environmental matters (which are governed by Section 4.15), employee benefits matters (which are governed by Section 4.16), employment matters (which are governed by Section 4.17) or Tax matters (which are governed by Section 4.18).

Section 4.15 Environmental Matters.

(a) Except as set forth in Section 4.15(a) of the Disclosure Schedules, the operations of the Lawn and Garden Entities Related to the Business and the Purchased Assets are in material compliance with all Environmental Laws. No Lawn and Garden Entity has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law or alleging responsibility as a potentially responsible party under CERCLA or analogous state law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedules, each Lawn and Garden Entity has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.15(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. Such Environmental Permits are valid and in full force and effect. No

Legal Proceeding is pending or to the Sellers’ Knowledge threatened to revoke, terminate or modify such Environmental Permits.

(c) Except as set forth in Section 4.15(c) of the Disclosure Schedules, there has been no Release of Hazardous Materials in violation of Environmental Law with respect to the Business, the Purchased Assets or on, at, to or from any Real Property, and no Lawn and Garden Entity has received any Environmental Notice that the Business or any of the Purchased Assets or Real Property has been contaminated with any Hazardous Material which would reasonably be expected to result in a material Environmental Claim against, or material violation of Environmental Law or term of any Environmental Permit by, any Lawn and Garden Entity.

(d) Sellers have previously made available to Buyer in the course of due diligence all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Business, the Purchased Assets or any Real Property which are in the possession or control of Sellers.

(e) The representations and warranties set forth in this Section 4.15 and in Sections 4.04, 4.05, 4.06, 4.07, 4.11(c), 4.11(d), 4.18, 4.23, and 4.26 are Sellers’ sole and exclusive representations and warranties regarding environmental matters.

Section 4.16 Employee Benefit Matters.

(a) Section 4.16(a) of the Disclosure Schedules contains a list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), specified fringe benefit plan as defined in Section 6039 of the Code, retirement, health, life insurance, dental, disability, accident, group insurance, employment, compensation, bonus, incentive, stock option, restricted stock, stock appreciation right, stock bonus, phantom equity, employee stock ownership, deferred compensation, change in control, retention bonus, severance, layoff, salary continuation, vacation, paid time off, retiree medical or life insurance, and supplemental retirement plan, policy and program in effect and covering one or more Employees, former employees of the Business, current or former directors of the Business or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by any of the Lawn and Garden Entities or any of the Lawn and Garden Employers, or under which any Lawn and Garden Entity or any Lawn and Garden Employer has any material Liability for premiums or benefits (as listed on Section 4.16(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) Except as set forth in Section 4.16(b) of the Disclosure Schedules, each Benefit Plan complies in all material respects with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller to a Tax under Section 4971 of the Code or the Purchased Assets to a lien under Section 430(k) of the Code.

(c) Except as set forth in Section 4.16(c) of the Disclosure Schedules, no Benefit Plan, which the Lawn and Garden Entities or any ERISA Affiliate has maintained or contributed to or been required to contribute to at any time within the six (6) years prior to the Closing Date or with respect to which the Lawn and Garden Entities or any ERISA affiliate has any Liability: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as set forth in Section 4.16(c) of the Disclosure Schedules, no Lawn and Garden Entity or Lawn and Garden Employer has: (A) withdrawn from any pension plan under circumstances resulting (or expected to result) in Liability; or (B) engaged in any transaction which would give rise to a Liability under Section 4069 or Section 4212(c) of ERISA.

(d) Except as set forth in Section 4.16(d) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(e) Except as set forth in Section 4.16(e) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director, independent contractor or consultant of the Business, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(f) Except as set forth in Section 4.16(f) of the Disclosure Schedules, there are no pending or threatened claims under, related to or arising out of any Benefit Plan by or on behalf of any Person covered thereby (other than ordinary claims for benefits submitted by participants or beneficiaries) or any Governmental Authority, and neither the Lawn and Garden Entities nor any ERISA Affiliate has any obligation under any Benefit Plan with respect to which Buyer would have any Liability or that could result in an Encumbrance attaching to the Purchased Assets, including, without limitation, any obligations of the Lawn and Garden Entities or any ERISA Affiliate relating to: (i) any benefits provided under any life, medical or health plan (other than as an incidental benefit under any Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code) that provides benefits to retirees or other terminated employees other than benefit continuation rights under COBRA; (ii) any transactions in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code with respect to any of the Benefit Plans for which no exemption exists under Section 408 of ERISA or Sections 4975(c) or (d) of the Code, or that would result in a civil penalty being imposed under subsections (i) or (l) of Section 502 of ERISA; or (iii) any coverage under or failure to comply with COBRA.

Section 4.17 Employment Matters.

(a) Section 4.17(a) of the Disclosure Schedules lists all Employees by name, position, full-time or part-time status, date of hire, seniority or service credit date if different from initial date of hire, location of employment, exempt or non-exempt status, employment status (whether active or on leave of absence), weekly or hourly rate, bonuses, commissions, or other compensation, benefits, and accrued but unused vacation, sick or other paid leave and the rate at which such vacation, sick or other paid leave is accrued, and whether such Employee is employed on terms other than “at will.” Section 4.17(a) of the Disclosure Schedules also lists Independent Contractors who have provided consulting services to the Business for six (6) months or more by name and the terms on which each such Independent Contractor is engaged. Except as set out in Section 4.17(a) of the Disclosure Schedules, no Employee is on long-term disability leave or otherwise an inactive Employee. Except as specified in Section 4.17(a) of the Disclosure Schedules, all Employees are employees “at will” and their employment may be terminated at any time for any or no reason, subject to applicable law.

(b) No Employees are represented by any labor organization, union, or a party to any labor, collective bargaining or similar agreement. No labor organization, union, or group of Employees has made a pending demand for recognition, and, to Sellers’ Knowledge, there are no organizational campaigns, representation Legal Proceedings, petitions or other unionization activities seeking recognition of a collective bargaining unit or seeking a representation Legal Proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. To Sellers’ Knowledge, there is no organizing activity involving the Employees pending or threatened by any labor organization or Employee.

(c) No Lawn and Garden Entity has paid nor will be required to pay any bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable in the Ordinary Course of Business in accordance with current compensation levels and practices as set out Section 4.17(a) of the Disclosure Schedules) as a result of the transactions contemplated by this Agreement.

(d) To Sellers’ Knowledge, each Independent Contractor has been properly characterized as such.

(e) During the three (3) years prior to the Original Agreement Date, there have not been and there are not, as of the Original Agreement Date, any (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances, unfair labor practice charges, grievances, complaints, or other labor disputes pending or, to Sellers’ Knowledge, threatened against or involving any Lawn and Garden Entity.

(f) To Sellers’ Knowledge, there are no complaints, charges or claims against any Lawn and Garden Entity pending or threatened that could be brought or filed, with any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment, termination of employment of, failure to employ, or any other employment action taken in relation to any individual. The Lawn and Garden Entities are in compliance with all Laws relating to the employment of labor or employment practices and have been in material compliance with all such Laws for the five (5) years prior to the Original Agreement Date, including all such Laws relating to eligibility to legally be employed, immigration, wages, overtime, hours, break periods, seating, WARN Act and any similar federal, state or local “mass layoff” or “plant closing” Law, collective bargaining, unfair labor practices, discrimination, retaliation, pay equity, employment equity, civil rights, safety, health, terms and conditions of employment, workers’ compensation or the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. Except as set forth in Section 4.17(f) of the Disclosure Schedules, there has been no “mass layoff” or “plant closing” (as defined by WARN Act), “mass termination” (as defined under applicable employment standards legislation), or reduction of employees’ hours by more than fifty percent (50%) (sufficient to trigger WARN Act) with respect to any Lawn and Garden Entity within the eight (8) years prior to the Closing Date.

(g) Each Lawn and Garden Entity has paid or accrued on the Financial Statements all salaries, wages, including vacation, bonuses, incentives, overtime, break times, differentials, etc. owed to its Employees and, to the extent still owed, any Person formerly employed by any Lawn and Garden Entity as of the Closing Date.

Section 4.18 Taxes. Except as set forth in Section 4.18 of the Disclosure Schedules:

(a) Each Lawn and Garden Entity has filed (taking into account any valid extensions) all material Tax Returns with respect to the Business required to be filed by such Lawn and Garden Entity and has paid all Taxes shown thereon as owing except in the case of a Lawn and Garden Entity other than an Acquired Subsidiary where the failure to file a Tax Return or pay a Tax would not have a Material Adverse Effect. No Lawn and Garden Entity is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business.

(b) Each Acquired Subsidiary has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under applicable Laws.

(c) Myers is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(d) None of the Purchased Assets are a “United States real property interest” as defined in Code section 897(c).

(e) No Acquired Subsidiary has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an assessment or deficiency for any Taxes which waiver or extension is still in effect.

(f) There is no audit, dispute, or claim concerning any Taxes of an Acquired Subsidiary pending or claimed or threatened in writing.

(g) There are no Encumbrances for unpaid Taxes on the assets of the Business or on the assets of an Acquired Subsidiary except for Permitted Encumbrances.

(h) Within the past six (6) years, no Acquired Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return other than the group the common parent of which is Myers.

(i) To Sellers’ Knowledge, no Acquired Subsidiary has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

(j) The representations and warranties contained in Section 4.16 and this Section 4.18 are the sole representations and warranties being made with respect to Tax matters.

Section 4.19 Brokers. Except for William Blair & Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 4.20 Inventory. All Inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established on the Financial Statements. All Inventory is owned by the Lawn and Garden Entities free and clear of all Encumbrances and is located on the Leased Real Property or the Owned Real Property.

Section 4.21 Accounts Receivable and Payable.

(a) The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the Interim Balance Sheet Date (a) have or will have arisen from bona fide transactions entered into by the Lawn and Garden Entities involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute or will constitute only valid, undisputed claims of the Lawn and Garden Entities not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; (c) are or will be payable on ordinary trade terms for each customer. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments.

(b) All accounts payable reflected on the Interim Balance Sheet and the accounts payable arising after the Interim Balance Sheet Date are a result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

Section 4.22 Customers and Suppliers.

(a) Section 4.22(a) of the Disclosure Schedules sets forth the ten (10) largest customers (“Largest Customers”) by dollar volume of the Business for the year ended December 31, 2013 and for the nine month period ended September 30, 2014. Except as set forth in Section 4.22(a) of the Disclosure Schedules, the Business has not received any notice or communication, and, to Sellers’ Knowledge there is no reason, that any of the Largest Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.22(b) of the Disclosure Schedules sets forth the ten (10) largest suppliers (“Largest Suppliers”) by dollar volume of the Business for the year ended December 31, 2013 and for the nine month period ended September 30, 2014. Except as set forth in Section 4.22(b) of the Disclosure Schedules, the Business has not received any notice or communication, and to Sellers’ Knowledge, there is no reason, that any of the Largest Suppliers has ceased, or intends to cease after the Closing, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.23 Insurance. Section 4.23 of the Disclosure Schedules contains a complete and correct list of all insurance policies under which any Lawn and Garden Entity is a named insured with respect to the Business or the Purchased Assets, or that otherwise provide coverage with respect to the Business or the Purchased Assets and any outstanding claims under such insurance policies Related to the Business or the Purchased Assets. All such insurance policies are on an occurrence basis, will be outstanding and in full force and effect at the Closing Date, and no written or, to Sellers’ Knowledge, oral notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as set forth in Section 4.23 of the Disclosure Schedules, to Sellers’ Knowledge, there are no written requirements or recommendations of any insurer of the Purchased Assets or the assets of the Acquired Subsidiaries with respect to any repair or modification to or any improvements of any material portion of such Purchased Assets or the assets of the Acquired Subsidiaries.

Section 4.24 Related Persons. Except as set forth in Section 4.24 of the Disclosure Schedules, no current or former employee, consultant, agent, office, director, manager, equity holder, partner or member of any Lawn and Garden Entity, any member of his or her immediate family or any of their respective Affiliates (each, a “Related Person”), (a) owes any amount to any Lawn and Garden Entity nor does any Lawn and Garden Entity owe any amount to, nor has any Lawn and Garden Entity committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person; (b) is party to any Contract with any Lawn and Garden Entity; (c) owns or has, directly or indirectly, any property or right, tangible or intangible, that is used by any Lawn and Garden Entity, associated with the Purchased Assets or used in, pertaining to or necessary for the operation of the Business; (d) has any claim or cause of action against any Lawn and Garden Entity; or (e) owns any direct or indirect interest of any kind in, or controls or is a director, manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of any Lawn and Garden Entity.

Section 4.25 Banks; Power of Attorney. Section 4.25 of the Disclosure Schedules contains, by Acquired Subsidiary, a complete and correct list of the names and locations of all banks in which any such Acquired Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on

Section 4.25 of the Disclosure Schedules, no Person holds any power of attorney to act on behalf of any Lawn and Garden Entity.

Section 4.26 Product Warranty; Product Liability.

(a) Except as set forth in Section 4.26(a) of the Disclosure Schedules, to Sellers’ Knowledge, each product manufactured, sold or delivered by any Lawn and Garden Entity in conducting the Business within the past two (2) years was, at the time of any such sale, in material conformity with all product specifications, all express and implied warranties, and all applicable Laws. Except as set forth in Section 4.26(a) of the Disclosure Schedules, there are no outstanding claims for replacement or repair of any such products or other damages in connection therewith or any customer or product obligations not reserved against on the Balance Sheet.

(b) Section 4.26(b) of the Disclosure Schedules contains copies of the standard terms and conditions of sale for the Business (including applicable guaranty, warranty and indemnification provisions). No product manufactured, sold, leased or delivered by any Lawn and Garden Entity is subject to any guaranty, warranty or indemnification beyond the applicable standard terms of conditions of sale and lease set forth on Section 4.26(b) of the Disclosure Schedules.

(c) Except as set forth in Section 4.26(c) of the Disclosure Schedules, there is no product liability claim pending, or to Sellers’ Knowledge threatened, against the Business arising out of, relating to or resulting from any injury to any individual or property as a result of the ownership, possession or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, leased or distributed by or on behalf of any Lawn and Garden Entity. In the past three (3) years, no Lawn and Garden Entity has received written notice as to any claim for personal injury or death, any claim for property, economic, punitive or exemplary damages, any claim for contribution or indemnification or any claim for injunctive relief, in each case in connection with product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, leased or distributed by or on behalf of any Lawn and Garden Entity. Since the Balance Sheet Date, there has not been any material product recall (voluntary, involuntary or otherwise) by any Lawn and Garden Entity with respect to the Business.

Section 4.27 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules) and in the Transaction Documents, neither Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including the Confidential Information Presentation prepared by William Blair & Company dated August 2014 and any information, documents or material made available to Buyer in the course of due diligence, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the Original Agreement Date, as of the date hereof and as of the Closing Date.

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 5.02 Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Legal Proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a Legal Proceeding at law or in equity).

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Sufficiency of Financing.

(a) Buyer has delivered to Sellers a true and complete copy of the executed commitment letter dated January 2, 2015 (the “Debt Commitment Letter”) from PNC Bank, National Association (the “Lender”) to Buyer, committing the Lender to provide to Buyer, subject to the terms and conditions therein, debt financing in an aggregate amount of $55,000,000 (the “Debt Financing”), and any fee letters (the “Fee Letters”) entered into in connection therewith (provided that the Fee Letters may be redacted with respect to fees set forth therein).

(b) Buyer has delivered to Sellers a true and complete copy of the executed commitment letter dated January 2, 2015 (the “Equity Commitment Letter”, and together with the Debt Commitment Letters, the “Commitment Letters”) from the Buyer Sponsor (together with the Lender, the “Financing Sources”) to Buyer committing the Buyer Sponsor to provide to Buyer equity financing in an aggregate amount of $40,000,000 (the “Equity Financing”, and together with the Debt Financing, the “Financing”), which together with the Debt Financing, Seller Notes and cash and cash equivalents available to Buyer is, in the aggregate, the full amount of the Purchase Price and is sufficient to pay all related fees and expenses due and payable at Closing.

(c) As of the Original Agreement Date, each Commitment Letter in the form delivered to Sellers is in full force and effect. As of the Original Agreement Date, no Financing Source has notified Buyer in writing, or to Buyer’s Knowledge, orally, of its intention to terminate any of the Financing Commitments or not to provide the Financing, and to Buyer’s Knowledge, no circumstances exist that give any Financing Source the right to terminate their commitment under the Commitment Letters. Buyer has paid or caused to be fully paid any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters that are due and payable on or before the date of this Agreement.

Section 5.06 Solvency. Assuming (i) that no Lawn and Garden Entity is in breach of any of its representations, warranties or covenants hereunder, (ii) satisfaction of the conditions to this Agreement and the effectiveness of the transactions contemplated hereby, (iii) the assumption or retention (as applicable) of the Excluded Liabilities by Sellers and their Affiliates, and (iv) payment of all amounts, fees, expenses and Indebtedness required to be paid by Sellers and their Affiliates in connection with the consummation of the transactions contemplated hereby, (a) Buyer shall be solvent and shall be able to pay its debts as they become due, own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and have adequate capital to carry on its business (b) no transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Sellers and (c) in connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.07 Legal Proceedings. There are no Legal Proceedings pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.08 No Other Representations and Warranties. The representations and warranties set forth in this Article V and in the Transaction Documents are the only representations and warranties made by Buyer with respect the matters relating to the transactions contemplated by this Agreement.

Section 5.09 Independent Investigation. Buyer is a sophisticated investor, represented by independent legal and investment counsel with experience in the acquisition and valuation of ongoing businesses and acknowledges that it has received, or has had access to, the information of Sellers for such purpose.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing.

(a) From the Original Agreement Date until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, Sellers shall (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business. From the Original Agreement Date until the Closing Date, except as consented to in writing by Buyer, Sellers shall not take any action that would cause any of the changes, events or conditions described in Section 4.06 to occur and shall:

(i) maintain insurance upon all of the Purchased Assets and properties and assets of the Business in such amounts and of such kinds comparable to that in effect on the Original Agreement Date;

(ii) maintain the books, accounts and records of the Sellers in the Ordinary Course of Business;

(iii) comply in all material respects with all applicable Laws;

(iv) not enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of any Acquired Subsidiary or the Business to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(v) not do, or agree to do, anything (A) prohibited by this Section 6.01; (B) which would make any of the representations and warranties of any Lawn and Garden Entity in this Agreement or any of the Transaction Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied; (C) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement; or (D) that would be reasonably expected to have a Material Adverse Effect.

Section 6.02 Access to Information. From the Original Agreement Date until the Closing, Sellers shall (a) afford Buyer and its Representatives reasonable access to specified members of management of Sellers and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data Related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information Related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Business; provided, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Sellers, under the supervision of Sellers’ personnel and in such a manner as not to unreasonably interfere with the conduct of the Business or any other businesses of Sellers. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Virgil Jules or such other individuals as Sellers may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to disclose any information to Buyer if such disclosure would: (x) void any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or confidentiality agreement entered into by any Seller prior to the Original Agreement Date; in each case, to the extent applicable to the Business. Prior to the Closing, without the prior written consent of Sellers, which consent shall not be unreasonably conditioned, withheld or delayed, Buyer shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Section 6.03 Supplement to Disclosure Schedules; Certain Notices.

(a) From time to time prior to the Closing, Sellers shall have the right (but, without limiting Sellers’ obligations under Section 6.03(b), not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the Original Agreement Date (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied.

(b) Prior to the Closing, Sellers shall generally keep Buyer informed as to all material matters involving the Business, Purchased Assets, Assumed Liabilities and Acquired Subsidiaries. Sellers shall authorize and direct the appropriate officers, directors, managers and employees of Seller to discuss matters involving the Business, Purchased Assets, Assumed

Liabilities and Acquired Subsidiaries, as the case may be, with representatives of Buyer. Prior to the Closing, the Sellers shall promptly advise Buyer in writing of (i) the occurrence, or non-occurrence, of any event, change or condition which has caused or would reasonably be expected to render any representation or warranty made by any Lawn and Garden Entity to be untrue or inaccurate at any time after the Original Agreement Date and prior to the Closing; (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, and (iii) any failure on the part of any Lawn and Garden Entity to comply with any covenant or agreement or to satisfy in all respects any condition to be complied with or satisfied by it hereunder.

Section 6.04 Employees and Employee Benefits.

(a) Buyer shall, or shall cause an Affiliate of Buyer to, offer employment, on an “at will” basis, effective on the Closing Date, to all Employees listed on Section 6.04(a) of the Disclosure Schedules (collectively, the “Named Employees”). Any such “at will” employment offers will be contingent on Closing and will have (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the respective Lawn and Garden Employer immediately prior to the Closing and (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the respective Lawn and Garden Employer immediately prior to the Closing. The Named Employees who accept such employment and actually commence employment on the Closing Date shall be referred to herein as the “Transferred Employees”. Nothing in this Section 6.04 shall be construed to create a right enforceable by any Employee, Named Employee or any other employee or contractor of any Lawn and Garden Entity (or any parent, subsidiary or ERISA Affiliate of any Lawn and Garden Entity) to employment or contracting with Buyer.

(b) Subject to the satisfaction of any eligibility and enrollment requirements, the Transferred Employees will be entitled to participate as of the Closing in the Buyer’s employee benefit plans, commissions, bonus plans and severance benefit plans at such levels as Buyer determines is appropriate. Notwithstanding the foregoing, the Buyer shall not be obligated to provide any Transferred Employees with any stock option, restricted stock unit or other equity compensation.

(c) With respect to any employee benefit plan maintained by Buyer or an Affiliate of Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Transferred Employee, effective as of the Closing, subject to the satisfaction of any eligibility and enrollment requirements, Buyer shall, or shall cause its Affiliate to, take commercially reasonable efforts to recognize all service of the Transferred Employees with the Lawn and Garden Entities and their Affiliates, as if such service were with Buyer, for vesting, eligibility and accrual purposes, subject to the terms and conditions of the applicable Buyer Benefit Plan; provided, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(d) Effective as soon as practicable following the Closing Date, Buyer shall, or shall cause an Affiliate of Buyer to, take commercially reasonable efforts to (i) cause the defined contribution retirement plan maintained by Buyer or an Affiliate of Buyer (the “Buyer 401(k) Plan”) to accept rollovers of distributions, including any plan loans to the extent permitted under the Buyer 401(k) Plan’s terms, from the defined contribution retirement plan maintained by Myers, or any applicable Affiliate (the “Seller 401(k) Plan”); and (ii) effective as of the Closing, to cause all Transferred Employees who were eligible to participate in the Seller 401(k) Plan immediately prior to the Closing to be eligible to participate in the Buyer 401(k) Plan.

(e) Except as set forth in the Transition Services Agreement, effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans, including, without limitation, the Seller 401(k) Plan. Sellers shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Employees prior to the Effective Time. Buyer shall be liable for all eligible claims for benefits under the Buyer Benefit Plans that are incurred by the Transferred Employees after the Effective Time, subject to the terms and conditions of the applicable Buyer Benefit Plan or the Transition Services Agreement, as applicable. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.

(f) Buyer and Sellers intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Employee who accepts an employment offer by Buyer that is consistent with the requirements of Section 6.04(b) for purposes of any Benefit Plan that provides for separation, termination or severance benefits.

(g) Sellers shall remain responsible for employer obligations under COBRA with respect to Employees and for employers of the Business who incur a “qualifying event” for COBRA purposes prior to or as a result of the Closing. Buyer will be responsible for employer obligations under COBRA for all Transferred Employees who incur a “qualifying event” for COBRA purposes after the Closing.

(h) This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.05 Confidentiality Agreement. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and will survive until the Closing, at which time the Confidentiality Agreement will terminate without any action on the part of any of the parties thereto. Buyer covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.05 shall nonetheless continue in full force and effect in accordance with its terms.

Section 6.06 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the Original Agreement Date, each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the Original Agreement Date and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) Sellers and Buyer shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clause (a) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If the Sellers or Buyer receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then it shall use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Authority, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Authority in respect of any filing made thereto in connection with the transactions contemplated by this Agreement. Neither Buyer nor Sellers shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable antitrust laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(c) In furtherance and not in limitation of the foregoing, Sellers shall cooperate with Buyer and Sellers shall use their commercially reasonable efforts to contest and resist and avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, none of Buyer, nor any of its Affiliates, shall be required to defend, contest or resist any Legal Proceeding, whether judicial or administrative, or to take any action to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing. Notwithstanding the foregoing, nothing in this Section 6.06 shall require, or be construed to require, Buyer or any of its Affiliates to agree to, and Sellers may not, without the prior written consent of Buyer, become subject to, consent to or offer or agree to or take any action with respect, to any requirement to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Business or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the Business or the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement, any Assigned Contract, or any Contract to which the Buyer is a party or to which any of their respective assets are bound.

(d) Sellers and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.04 and Section 5.03 of the Disclosure Schedules.

(e) Sellers shall, as promptly as possible, use commercially reasonable efforts to obtain, or cause to be obtained, a subordination, non-disturbance and attornment agreement (each, a “SNDA Agreement”) from each party that has a mortgage, deed of trust or similar lien on any of the Leased Real Property, in form and substance that is reasonably acceptable to Lender.

Section 6.07 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Sellers; and

(ii) upon reasonable notice, afford the Sellers’ Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Sellers shall:

(i) retain the books and records (including personnel files) of Sellers which relate to the Business and their operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.07 where such access would violate any Law.

Section 6.08 Closing Conditions. From the Original Agreement Date until the Closing, subject to Section 6.06, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.09 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (in the reasonable opinion of counsel to the disclosing party), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.11 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne one-half by Buyer and one-half by Sellers. Buyer shall timely file any Tax Return or other document with respect to such Taxes or fees and shall pay such Taxes and fees when due. Sellers shall cooperate with Buyer with respect thereto and shall promptly reimburse Buyer for Sellers’ share of such Taxes and fees.

Section 6.12 Tax Matters.

(a) Filing Returns.

(i) Consolidated Income Tax Returns. Myers shall include the income of the Acquired Subsidiaries (including any deferred items treated as income by Treasury Regulation § 1.1502-13 and any excess loss account taken into income under Treasury Regulation § 1.1502-19) on Myers’ consolidated federal income Tax Returns for all periods through the Closing Date, and shall also include such income on any consolidated, combined or unitary state income Tax Returns, and pay all Taxes attributable to such income. All such Tax Returns, to the extent that they relate to the Acquired Subsidiaries, shall be prepared and filed in a manner consistent with prior practice or, in the absence of a prior practice, in a reasonable manner. Buyer shall furnish within a reasonable period of time Tax information to Myers for the period that includes the Closing Date as reasonably requested by Myers to allow Myers to satisfy its obligations under this Section 6.12 in accordance with past custom and practice. Buyer shall cooperate with Myers as to any elections to be made on Tax Returns of the Acquired Subsidiaries filed pursuant to this Section 6.12(a)(i).

(ii) Other Tax Periods Ending on or Before the Closing Date. Myers shall prepare or cause to be prepared all Tax Returns for the Acquired Subsidiaries not described in Section 6.12(a)(i) above for all periods ending on or prior to the Closing Date which are filed after the Closing Date, which Tax Returns shall be prepared in a manner consistent with prior practice or, in the absence of a prior practice, in a reasonable manner. Buyer shall then file such Tax Returns or cause such Tax Returns to be filed. Myers shall permit Buyer to review and comment on each such Tax Return at least twenty (20) days prior to filing; provided, that Myers shall not be required to make any changes to such Tax Returns, unless such changes are necessary for such Tax Returns to comply with the prior practices of the Acquired Subsidiaries or applicable Law. Myers shall pay to Buyer the amount of such Taxes shown on such Tax Returns at least (3) days prior to the due date of such Tax Returns, but only to the extent in excess of any amount accrued for such Taxes on the Closing Statement. Buyer shall not amend any Tax Return of the Acquired Subsidiaries for taxable periods ending on or before the Closing Date without the written consent of Sellers.

(iii) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Acquired Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date, which Tax Returns shall be prepared in a manner consistent with the Acquired Subsidiaries’ prior practice, if any. Upon Myers’ request, Buyer shall permit Myers to review and comment on each such Tax Return at least twenty (20) days prior to filing; provided, that Buyer shall not be required to make any changes to such Tax Returns, unless such changes are necessary for such Tax Returns to comply with the prior practices of the Acquired Subsidiaries or applicable Law. Myers shall pay to Buyer within ten (10) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date, but only to the extent in excess of any amount accrued for such Taxes on the Closing Statement. For purposes of this Section 6.12(a)(iii), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, sales, payroll or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income, sales, payroll or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date; provided, that any deductions relating to Indebtedness or Transaction Expenses shall be allocated to the portion of such Tax period ending on the Closing Date.

(b) Additional Tax Matters.

(i) Any Tax sharing agreement between Myers and the Acquired Subsidiaries shall terminate as of the Closing Date and shall have no further effect for any taxable year.

(ii) Notwithstanding anything to the contrary contained in Section 8.05 hereof, Buyer shall not have the right to participate in any Tax audit, examination, Legal Proceeding or claim that involves a consolidated, combined or unitary group of Myers or to consent to the settlement of any such Tax audit, examination, Legal Proceeding or claim in any case so long as the resolution thereof would not (and would not reasonably be expected to) give rise to an indemnification obligation of Buyer or have an adverse effect on Buyer or an adverse effect on the Acquired Subsidiaries for any Tax period ending after the Closing Date. Myers shall have the right to control any other Tax audit, examination, Legal Proceeding or claim with respect to a taxable period ending on or before the Closing Date, and Buyer shall have the right to control the defense of any Tax audit, examination and Legal Proceeding or claim relating to a taxable period beginning before, and ending after, the Closing Date. Except as provided in the first sentence hereof, the non-controlling party shall have the right to participate in the defense of any such Tax audit, examination, Legal Proceeding or claim, and the controlling party may not settle any such Tax audit, examination, Legal Proceeding or claim (including as provided in the first sentence hereof to the extent Buyer is entitled to participate) without the prior written consent of the non-controlling party, such consent not to be unreasonably withheld, delayed or conditioned. With respect to the first sentence hereof, Sellers shall keep Buyer reasonably informed of such matters to the extent such matters relate to an Acquired Subsidiary and would reasonably be expected to affect the Acquired Subsidiary during a Post-Closing Tax Period.

(iii) Myers shall be entitled, without duplication, to (i) any Tax refunds, including interest paid therewith and (ii) any amounts attributable to the Acquired Subsidiaries that are credited against any Tax or to which the Acquired Subsidiaries become entitled, in each case with respect to any Tax period ending on or before the Closing Date or, in the case of any Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion thereof that ends on the Closing Date (in either such case, a “Pre-Closing Tax Period”). Buyer shall forward or reimburse to Myers in cash, any such Tax refund received or the amount of any such credit, within ten (10) days after actual receipt of such refund or application and utilization of such credit.

(iv) Buyer, the Acquired Subsidiaries and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.12 and any audit, litigation or other Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Acquired Subsidiaries, on one hand, and Sellers, on the other, agree (A) to retain all books and records with respect to Tax matters pertinent to the Acquired Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer and the Acquired Subsidiaries or Sellers, as the case may be, shall allow the other party to take possession of such books and records; provided, that Myers shall not be required to provide any consolidated, combined or unitary Tax Return that includes Myers or a Subsidiary of Myers other than an Acquired Subsidiary.

(v) If, after the Closing Date, Buyer or the Acquired Subsidiaries receives any notice, letter, correspondence, claim or decree relating to any Pre-Closing Tax Period from any Governmental Authority (“Tax Notice”), Buyer or the Acquired Subsidiaries shall, and shall cause Buyer or the Acquired Subsidiaries, as the case may be, to deliver such Tax Notice to Sellers within ten (10) days after receipt thereof. Similarly, if Sellers receive a Tax Notice, Sellers shall deliver such Tax Notice to Buyer within ten (10) days after receipt thereof.

(vi) Neither Buyer nor the Acquired Subsidiaries shall cause an Acquired Subsidiary to take any action on the Closing Date after the Closing outside the Ordinary Course of Business, or make any election that has any impact on a Pre-Closing Tax Period of an Acquired Subsidiary.

Section 6.13 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.14 Non-Competition; Non-Solicitation; Confidentiality.

(a) Non-Competition. For a period of five (5) years from and after the Closing Date, each Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, own, establish, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, establishment, management, operation or control of, any business (other than Buyer), whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business (a “Restricted Business”) anywhere in North America; provided, that the restrictions contained in this Section 6.14 shall not restrict: (i) the acquisition by any Seller and its Affiliates, directly or indirectly, of an aggregate of less than two percent (2%) of the outstanding capital stock of any publicly traded company engaged in a Restricted Business; or (ii) the continued manufacture, sale, and distribution of products sold by Sellers’ Affiliates Scepter Manufacturing, LLC, a Delaware limited liability company, or Scepter Canada Inc., a Canadian corporation; provided, that such businesses shall not directly compete with the Business as conducted on the Closing Date, including any retail decorative flower pots or pots sold directly or indirectly to growers.

(b) Non-Solicitation. Each Seller shall not, and shall cause its controlled Affiliates not to, directly indirectly (i) for a period of five (5) years from and after the Closing Date, cause, solicit, induce or encourage any Transferred Employee, employee of Buyer or any of its Affiliates, or any individual either listed on Section 4.17(a) of the Disclosure Schedules (irrespective of such individual’s employment history) or who was employed by Buyer or any of its Affiliates at any time within the six (6) month period before such solicitation, inducement or encouragement to leave such employment or (ii) for a period of two (2) years from and after the Closing Date, hire, employ or otherwise engage any such employee or individual whose annual compensation (including the maximum amount of any bonus) exceeds or is expected to exceed $100,000 as of the Original Agreement Date.

(c) Confidentiality; Non-Disparagement; Miscellaneous.

(i) From and after the Closing Date, each Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Information. In the event disclosure of Confidential Information is required by applicable Law, such Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order and cooperate with Buyer concerning any such protective order sought.

(ii) From and after the Closing Date, each Seller shall not, and shall cause its Affiliates not to, directly or indirectly, disparage the Business, Buyer or any of its Affiliates in any way that adversely impacts the goodwill, reputation or business relationships of the Business, Purchased Assets, Buyer, any of its Affiliates with the public generally, or with any of their customers, suppliers, independent contractors, or employees.

(iii) The covenants and undertakings contained in this Section 6.14 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.14 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.14 will be inadequate. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.14 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 6.14 are in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

(iv) No claim against Buyer or any of its Affiliates by any Seller under this Agreement or otherwise shall constitute a defense to the enforcement by Buyer of the covenants and obligations in this Section 6.14. In the event of any actual or threatened violation of the covenants and obligations under this Section 6.14 by any Seller, Buyer shall be entitled to recover from such Seller its reasonable attorneys’ fees and all costs and expenses associated with the enforcement of any provision of this Section 6.14 in addition to any other available legal or equitable remedies. If any court of competent jurisdiction finds that any Seller has breached any of its covenants or obligations under this Section 6.14, the time period during which such covenants and obligations are effective shall be suspended and shall not run in favor of such Seller from the date of such breach until the date when such breach is cured or remedied.

(v) Sellers acknowledge and agree that the restrictions set forth in this Section 6.14 are reasonable and not burdensome and that they are properly required to protect the goodwill of the Business and Buyer. In the event that such restrictions are deemed to be unreasonable, arbitrary, unenforceable or against public policy by a court of competent jurisdiction in a final, non-appealable judgment in any respect, then Sellers and Buyer agree that they will submit to the reduction of such restrictions to such extent as the court shall deem to be reasonable, not arbitrary, enforceable and not against public policy. Sellers acknowledge that their covenants and obligations in this Section 6.14 have been a material inducement for Buyer to consummate this Agreement. Accordingly, Sellers irrevocably waive any right existing as of the Closing Date or arising in the future to (i) file any declaratory judgment or similar action seeking to declare unenforceable any covenant or obligations under this Section 6.14 or challenge the validity of such covenants or obligations; (ii) otherwise contest the enforceability of any such covenants or obligations as being unreasonable or unenforceable; or (iii) assert any defenses to any action or effort by Buyer to enforce any such covenants or obligations based on their reasonableness.

Section 6.15 No Shop.

(a) The Lawn and Garden Parties shall not, and shall cause their Affiliates and respective Representatives not to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Business, the Purchased Assets or any of the Acquired Subsidiaries or any capital stock or other ownership interests of, or membership interests in, any of the Acquired Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the Business, Purchased Assets, or operations, properties or assets of the Business or the Acquired Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) Sellers shall notify Buyer orally and in writing promptly (but in no event later than 24 hours) after receipt by any of the Lawn and Garden Party or any of their Affiliates or Representatives of any proposal or offer from any Person other than Buyer to effect an Acquisition Transaction or any request for non-public information Related to the Business, the Purchased Assets or any of the Acquired Subsidiaries or for access to the properties, books or records of the Business, the Purchased Assets or the Acquired Subsidiaries by any Person other than Buyer. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Business, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. Sellers shall keep Buyer informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c) The Lawn and Garden Parties shall (and shall cause their Affiliates and Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction. The Lawn and Garden Parties agrees not to (agree to cause their Affiliates and respective Representatives not to) release any third party from the confidentiality and standstill provisions of any agreement to which any of the Lawn and Garden Parties is a party.

Section 6.16 Related Party Transactions. On or prior to the Closing Date, Sellers shall cause the Acquired Subsidiaries to (a) terminate all Contracts between any Acquired Subsidiary and any employee, officer, director, manager, equity holder, partner or member of any Lawn and Garden Party or any of their respective Affiliates (“Related Parties”) (other than (i) those Contracts set forth on Section 6.16 of the Disclosure Schedules and (ii) Contracts between the Acquired Subsidiaries and their respective officers and employees and Contracts, the continuation of which, Buyer has approved in writing) and (b) deliver releases executed by such Related Parties with whom the Acquired Subsidiaries have terminated such Contracts pursuant to this Section 6.16 providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts; provided, that in no event shall any of the Acquired Subsidiaries pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.

Section 6.17 Payoff Letters and Transaction Expense Statements.

(a) Prior to the Closing Date, the Sellers shall obtain from each lender, holder of Indebtedness, or third party with rights to any Encumbrance on the Purchased Assets or the assets of the Acquired Subsidiaries other than Permitted Encumbrances, written instruments specifying the amount owed to such Person and, upon such Person’s receipt of the applicable payoff amount, providing for the release of any Encumbrances such Person may have upon the Purchased Assets or assets of the Acquired Subsidiaries and release of such Encumbrance, in each case, in form and substance reasonably satisfactory to Buyer (collectively, the “Payoff Letters”).

(b) Prior to the Closing Date, the Sellers shall obtain written instruments from each third party receiving payments in respect of Transaction Expenses in form and substance reasonably satisfactory to Buyer containing (a) the bill for the aggregate unpaid fees and expenses of such party incurred by any Lawn and Garden Party as of the Closing Date (and stating the amount of previously paid fees and expenses) that are or may be characterized as Transaction Expenses hereunder and (b) upon receipt of such fees and expenses, a release and discharge of Buyer, the Acquired Subsidiaries and any of their respective Affiliates from any Liability for any Transaction Expenses after the Closing (collectively, the “Transaction Expense Statements”).

Section 6.18 Financing

(a) Buyer shall use commercially reasonable efforts to obtain the Financing on or prior to the Drop Dead Date. Subject to the satisfaction of the conditions set forth in Article VII, Buyer shall use its commercially reasonable efforts to consummate the Financing at the Closing. If any portion of the Financing Commitments becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Buyer shall use its commercially reasonable efforts to arrange to obtain alternative financing (the “Alternative Financing”) from alternative sources as promptly as practicable following the occurrence of such event. Buyer shall give the Sellers prompt notice of any developments relating to the Financing or Alternative Financing.

(b) Prior to the Closing, the Lawn and Garden Entities shall, and shall cause their Representatives to, use their commercially reasonable efforts to provide all cooperation as necessary in connection with the arrangement of any Debt Financing, as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of any Lawn and Garden Entity) to, including (a) furnishing Buyer and any financing sources, as promptly as practicable, with the historical and pro forma financial statements and financial and other data regarding the Business and the Lawn and Garden Entities as may reasonably be requested by Buyer or any financing sources and to the extent and in the form the Lawn and Garden Entities are able to acquire or produce using commercially reasonable efforts; (b) participating in a reasonable number of meetings, presentations, due diligence sessions and sessions with prospective lenders in connection with the Financing; (c) reasonably assisting Buyer and its financing sources in the preparation of any lender presentations, bank information memoranda and similar documents and (d) using commercially reasonable efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness to be paid off, discharged and terminated on the Closing Date; provided, that in each case in clauses (a) through (d), that (i) no Seller shall be required to incur any liability in connection with the Debt Financing prior to the Closing, (ii) no Seller shall have any liability of any kind or nature resulting from the use of information provided hereunder by any such Person or otherwise in connection with their cooperation with arranging the Debt Financing, except for liability under the Debt Financing documents executed on the Closing Date, and (iii) nothing in this Section 6.18(b) shall require cooperation to the extent that it would (A) cause any condition to the Closing set forth in Article VII to not be satisfied or otherwise cause any breach of this Agreement or (B) require any Seller to take any action that would reasonably be expected to conflict with or violate such Seller’s Organization Documents or any applicable Law.

Section 6.19 Post-Closing Leased Real Property Covenants. Upon Buyer’s surrender or vacating of each Leased Real Property set forth on Exhibit K, Sellers shall, at Buyer’s request, take all actions necessary to repair, restore or modify each item set forth on Exhibit K to permit the vacation or surrender of such Leased Real Property to the applicable landlord at the time of surrender of the applicable Leased Real Property in the state or condition required by the Lease with respect to those items (it being acknowledged by Sellers that the applicable Lease requires the repair, restoration or modification of each item set forth on Exhibit K) as in effect on the date hereof, and as supplemented or modified by any Assignment and Assumption of Lease related to such Leased Real Property. Following the Closing, Sellers shall use commercially reasonable efforts, and shall cooperate with Buyer, to obtain an executed Estoppel Certificate, Assignment and Assumption of Lease, landlord lien waiver and SNDA related to the Leased Real Property located at 1400 Lowell Street, Elyria, Ohio in each case in form and substance reasonably acceptable to Buyer.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of Buyer and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b) No Law shall be effect and not Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of restraining, making the transactions contemplated by this Agreement illegal, otherwise enjoins or prohibits the consummation of all or any part of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.04 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The Fundamental Representations shall be true and correct as of the Original Agreement Date, as of the date hereof and as of the Closing Date. Each other representation and warranty of Sellers contained in Article IV qualified as to materiality must be true and correct in all respects, and those not so qualified shall be true and correct in all material respects (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date, in which case such representation or warranty qualified as to materiality must be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of such other specific date).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d) Seller shall have secured (i) the release and discharge of all obligations for payment to the applicable Persons in respect of Indebtedness for borrowed money, and (ii)

discharge of any other Encumbrances on the Purchased Assets other than Permitted Encumbrances;

(e) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(f) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of such Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) and reasonable acceptable to Buyer (the “FIRPTA Certificate”) that Myers is not a foreign person within the meaning of Section 1445 of the Code duly executed by Myers.

(i) Since the Balance Sheet Date, there shall not have occurred any Material Adverse Effect nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in Article V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to Sellers the Purchase Price adjusted pursuant to Section 2.05(a) and Section 2.06(a), duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(e) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g) Buyer shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 2.05(b).

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that (a) the Fundamental Representations shall survive the Closing Date indefinitely; (b) the representations and warranties in Section 4.15 (Environmental Matters) shall survive for a period of three (3) years following the Closing, and (c) the representations and warranties in Section 4.16 (Employee Benefit Matters), Section 4.17 (Employee Matters) and Section 4.18 (Taxes) shall survive for the full period of all applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms or, if no such period is contemplated, indefinitely. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, Sellers shall jointly and severally defend and indemnify Buyer, its Affiliates (including, following the Closing, the Acquired Subsidiaries) and their respective officers, directors, stockholders, partners, members, managers and employees (individually, a “Buyer Indemnitee,” and, collectively the “Buyer Indemnitees”) against, and shall hold Buyer Indemnitees harmless from and against, and pay to the applicable the Buyer Indemnitees the amount of, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any Transaction Document, other than the Employment Agreements;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement or in any Transaction Document, other than Employment Agreements;

(c) any Excluded Asset or any Excluded Liability (without regard to any matters identified or disclosed on the Disclosure Schedules or on Exhibit K);

(d) any Liabilities (i) of an Acquired Subsidiary for (x) Taxes for a Pre-Closing Tax Period or (y) (ii) for Taxes of Myers, including any Liabilities of an Acquired Subsidiary for the Taxes of Myers or any Affiliate of Myers (other than the Acquired Subsidiaries) under Treasury Regulations Section 1.1502-6 or any comparable provision of state, local, or foreign Tax law, in each case, other than Taxes allocated to Buyer under Section 6.11, and only to the extent in excess of any amount reflected in the Closing Statement and taken into account for purposes of the working capital adjustment; or

(e) any event, condition, circumstance, activity, practice, incident, action, omission, negligence, fault or plan initially existing or occurring (or alleged to have occurred) prior to the Closing relating to or involving in any way to any Acquired Subsidiary, including any pending or threatened (at any time prior to Closing) Legal Proceeding involving any Lawn and Garden Entity and relating to any such event, condition, circumstance, activity, practice, incident, action, omission or plan (a “Subsidiary Claim”); provided, that, other than with respect to any Loss related to any Excluded Asset or Excluded Liability (which, for the avoidance of doubt, Buyer shall be entitled to recover pursuant to Section 8.02(c)), if any Subsidiary Claim is also a breach of a representation or warranty, Buyer shall only be permitted to recover for Losses in connection with such Subsidiary Claim pursuant to Section 8.02(a) and not pursuant to this Section 8.02(e).

THE INDEMNIFICATION PROVISIONS CONTAINED IN SECTION 8.02 ARE INTENDED BY THE PARTIES TO APPLY IN ACCORDANCE WITH THEIR TERMS, AND SUBJECT TO ANY LIMITATIONS STATED THEREIN, IRRESPECTIVE OF WHETHER STRICT LIABILITY (INCLUDING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT 42 U.S.C. Section 9601, et seq) OR THE FAULT OF ANY OF THE PARTIES TO BE INDEMNIFIED (INCLUDING THE NEGLIGENCE, IN FULL OR IN PART, OF ANY SUCH PARTY) IS ALLEGED OR PROVEN IN CONNECTION WITH A MATTER FOR WHICH INDEMNIFICATION IS SOUGHT. BUYER AND SELLERS ACKNOWLEDGE AND AGREE THAT THE FOREGOING PROVISIONS (i) DO NOT ALTER THE AGREEMENTS OF THE PARTIES IN SECTION 8.02 AND (ii) ARE INTENDED SOLELY TO COMPLY WITH THE EXPRESS NEGLIGENCE RULE AND ARE CONSPICUOUS.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall defend and indemnify Sellers, their Affiliates and their respective officers, directors, stockholders, partners, members, managers and employees (individually, a “Seller Indemnitee,” and, collectively the “Seller Indemnitees”) against, and shall hold Seller Indemnitees harmless from and against, and pay to the applicable the Seller Indemnitees the amount of, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any Transaction Document (without giving effect to Material Adverse Effect and materiality qualifiers);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or in any Transaction Document;

(c) any Assumed Liability.

Section 8.04 Certain Limitations. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.02 (other than with respect to the Fundamental Representations) and Section 8.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) (other than with respect to the Fundamental Representations, the representations and warranties in Section 4.18 (Taxes) and the Transition Services Agreement), Section 8.02(e) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02 or Section 8.03 exceeds an amount equal to $575,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses indemnifiable under Section 8.02(a) (other than with respect to the Fundamental Representations), Section 8.02(e) or Section 8.03(a) in excess of the Deductible.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a), Section 8.02(e) or Section 8.03(a) (other than with respect to the Fundamental Representations and the representations and warranties in Section 4.18 (Taxes)), as the case may be, shall not exceed an amount equal to $10,000,000, and the aggregate amount of all Losses for which an Indemnifying Party shall be liable under this Agreement shall not exceed the Purchase Price.

(c) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by the amount of any insurance proceeds and any indemnity, contribution or other similar payment from an unaffiliated third party actually received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Losses; provided, that an Indemnified Party shall not be required to pursue such recoveries prior to obtaining recovery pursuant to this Agreement. If such recoveries are received by an Indemnified

Party (or any of its Affiliates) with respect to any Loss after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly reimburse the Indemnifying Party for the excess amount of the payment made to the Indemnified Party in respect of such Loss from the proceeds of such recoveries, net of the expenses incurred by the Indemnified Party in connection with seeking and obtaining such recoveries; provided, further, that the limitation in this subsection (c) shall not apply with respect to any claim or right against any current employee, customer, or supplier of the Business, Buyer or any of the Acquired Subsidiaries, to the extent such limitation is reasonably likely to result in material damage or loss to the Business, Buyer or any of the Acquired Subsidiaries.

(d) The amount of any indemnification payment made by an Indemnifying Party pursuant to this Article VIII shall be reduced by the amount of any actual net reduction in cash payments for federal or state income Taxes realized by the Indemnified Party as a result of the Losses giving rise to such indemnification payment. For purposes of the preceding sentence, the Indemnified Party shall be deemed to have realized an actual reduction in cash payments for federal or state income Taxes with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for federal or state income Taxes from the Closing Date through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the amount of Losses (including the Tax effect of any indemnification payments, calculated based on the maximum current capital gains Tax rate) for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year).

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any exemplary or punitive damages unless such damages are payable in connection with a Third Party Claim.

(f) Each Indemnified Party shall take, and cause its controlled Affiliates to take, commercially reasonable steps to mitigate any Loss indemnifiable hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(g) For purposes of calculating the amount of Losses hereunder, any materiality qualifications contained in the representations, warranties, covenants and agreements shall be disregarded.

(h) The amount of any Losses for which indemnification is provided under this Article VIII shall be calculated net of any accruals, reserves or provisions reflected in the Closing Statement.

(i) Seller shall have no right of contribution or other recourse against the Acquired Subsidiaries or their respective directors, managers, officers, Continuing Employees, Affiliates, agents, attorneys, stockholders, members, representatives, assigns or successors for any Third Party Claims asserted by Buyer Indemnitees, it being acknowledged and agreed that the covenants and agreements in this Agreement by Seller with respect to the Acquired Subsidiaries, are solely for the benefit of the Buyer Indemnitees.

Section 8.05 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Legal Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (but in any event, no later than ten (10) business days after the receipt by such Indemnified Party of such Third Party Claim). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, which must be reasonably satisfactory to the Indemnified Party; provided, that (a) the Indemnifying Party must give written notice to the Indemnified Party within ten (10) days of the receipt of the notice of the Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) and acknowledge the Indemnifying Party’s unqualified obligation to indemnity the Indemnified Party as provided in this Agreement; (b) the Indemnifying Party conducts its defense against the Third Party Claim actively and diligently in order to preserve its rights in this regard; and (c) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against any Buyer Indemnitee. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), (a) it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and (b) the Indemnified Party may, in its sole discretion and at its own cost and expense, employ counsel to represent it (in addition to counsel employed by the Indemnifying Party) in any such matter. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim; provided, that, the Indemnified Party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.04(a)) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.

(c) Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (but in any event, no later than ten (10) business days after the receipt by such Indemnified Party of such Direct Claim). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

Section 8.06 Manner of Satisfying Losses. Except as otherwise provided herein, any indemnification for Losses owed by an Indemnifying Party to an Indemnified Party hereunder shall be effected by wire transfer of immediately available funds from Sellers, Buyer or the Escrow Agent, as the case may be, to an account designated by the Indemnified Party, within ten (10) days after the date on which the applicable indemnification obligation is conclusively deemed to be an obligation of the Indemnifying Party under this Article VIII and, if applicable, payable pursuant to the terms of the Escrow Agreement.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from (a) fraud or material misrepresentations with the intent to deceive on the part of a party hereto in connection with the transactions contemplated by this Agreement, (b) rights pursuant to Section 2.06, (c) rights pursuant to Section 9.03, (d) remedies contemplated by the last sentence of this Section 8.08; or (e) rights under the Trademark License Agreements (collectively, the “Other Rights”)), shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise arising under this Agreement

(other than the Transaction Services Agreement) it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII or pursuant to the Other Rights. Nothing in this Section 8.08 shall limit Buyer’s right to seek and obtain any equitable relief or other non-monetary remedies made following the Closing with respect to breaches of any post-Closing covenant or agreement contained in this Agreement or the transactions contemplated hereby or to seek any remedy on account of any fraud or material misrepresentation with the intent to deceive by any Lawn and Garden Entity.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure (A) has not been waived by Buyer or cured by Sellers, as applicable, within fifteen (15) Business Days after receipt by Sellers of written notice thereof from Buyer or (B) is not reasonably capable of being cured by Sellers by February 28, 2015 (the “Drop Dead Date”); or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(c) by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.02 and such breach, inaccuracy or failure (A) has not been waived by Sellers or cured by Buyer, as applicable, within fifteen (15) Business Days after receipt by Buyer of written notice thereof from Sellers or (B) is not reasonably capable of being cured by Buyer by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Sellers to perform or comply, in all material respects, with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(d) by Buyer or Sellers in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(iii) (x) all conditions set forth in Section 7.01 or Section 7.03 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being satisfied assuming a Closing would occur), (y) the Sellers have subsequently confirmed to Buyer in writing that, if Buyer performs its obligations hereunder and the Equity Financing is funded and the Debt Financing is funded, then the Closing will occur (and the Sellers has not revoked such notice), and (z) Buyer has not specified a Closing Date or consummated the Closing pursuant to Section 3.01 on or prior to the Drop Dead Date.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, Section 6.05 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof prior to such termination; provided, that if this Agreement is terminated pursuant to Section 9.01(d)(iii) there shall be no liability or obligation on the part of the parties hereto except as set forth in Section 9.03.

Section 9.03 Termination Damages. If this Agreement is terminated pursuant to (i) Section 9.01(c)(i) or (ii) Section 9.01(d)(iii), then in such event, Buyer shall pay to Sellers an amount equal to $3,450,000 (the “Termination Fee”) as liquidated damages; provided, that if the Debt Financing would have been available to Buyer on substantially the terms of the Debt Commitment but is not funded due to the failure of Lender and Sellers to enter into a subordination agreement related to the Seller Notes on reasonable and customary terms, then Buyer shall not be obligated to pay the Termination Fee. The right of the Sellers to receive the Termination Fee from Buyer pursuant to this Section 9.03 shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) available to any Seller Indemnified Party against any Buyer Indemnified Party for Losses resulting from, attributable, based upon, or arising out of, directly or indirectly, this Agreement (including as a result of the breach of this Agreement or any representation, warranty, covenant or agreement contained herein by Buyer or the termination of this Agreement), the Financing Commitments, the Seller Notes, and any definitive agreements with respect thereto, or the failure of the transactions contemplated hereby or thereby to be consummated, or any claims or actions under applicable Law arising out of any of the foregoing except for Sellers’ right to recourse against the Limited Guaranty (such Losses, “Released Losses”), and (y) upon payment of the Termination Fee in accordance with this Section 9.03, none of the Buyer Indemnified Parties shall have any further liability or obligation for any Released Losses. Buyer and Sellers acknowledge and agree that (a) Sellers’ actual damages upon the event of such a termination are difficult to ascertain with any certainty, (b) that the Termination Fee is a reasonable estimate of such actual damages, (c) such liquidated damages do not constitute a penalty; (d) the agreements contained in this Section 9.03 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties hereto would not enter into this Agreement and (e) in no event will the Buyer Indemnified Parties be required to pay the Termination Fee on more than one occasion. In no event shall the Sellers or any of their Affiliates or Representatives seek equitable relief or to recover money damages from Buyer or any of its Affiliates or Representatives in connection with the transactions contemplated by this Agreement other than pursuant to Article VIII and in no event shall the Sellers or any of their Affiliates or Representatives seek to recover any money damages in excess of the Termination Fee from Buyer or any of its Affiliates or Representatives in connection with the termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein (including Section 6.11 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, that all filing and other similar fees payable in connection with any filings or submissions under the HSR Act shall be paid by Buyer, and Sellers shall pay all amounts payable to William Blair & Company; provided, further, that if the transactions contemplated by this Agreement are contemplated, Transaction Expenses shall be borne by, and paid by or on behalf of, Sellers and not by any Acquired Subsidiary or Buyer.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	1293 South Main Street
Akron, Ohio 44301
Facsimile: (330) 761-6166
	E-mail:	gbranning@myersind.com
	Attention:	Chief Financial Officer

with a copy to:	Benesch Friedlander Coplan & Aronoff LLP
200 Public Square, Suite 2300

Cleveland, Ohio 44114
Facsimile: (216) 363-4588
	E-mail:	mmehalko@beneschlaw.com
	Attention:	Megan L. Mehalko, Esq.

If to Buyer:	750 N. Saint Paul St., Suite 1200
Dallas, TX 75219
	Facsimile:	(214) 871-8799
	E-mail:	jasonreed@wingatepartners.com
	Attention:	Jason Reed

with a copy to:	Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, TX 75219-7673
	Facsimile:	(214) 200-0464
	E-mail:	tom.harris@haynesboone.com
	Attention:	Tom D. Harris

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Except as specified herein, it is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties and covenants in this Agreement shall be construed to be cumulative and that each representation, warranty and covenant in this Agreement shall be given full separate and independent effect. Without limitation to the foregoing, except as otherwise expressly provided in this Agreement, nothing in any representation or warranty in this Agreement shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty made in this Agreement. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that such party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, including without limitation the Original Agreement, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of (i) in the case of an assignment by Buyer or the Acquired Subsidiaries (from and after the Closing Date), the Sellers and (ii) in the case of an assignment by or on behalf of any Lawn and Garden Entity (prior to the Closing Date), Buyer; provided, that, notwithstanding any agreement to the contrary, Buyer may (x) assign this Agreement, in whole or in part, to any Affiliate of Buyer and (y) in connection with the Debt Financing (or refinancing, extension or replacement thereof), collaterally assign any Purchased Assets, Assumed Liabilities or Acquired Subsidiary and any of its rights hereunder, in each case, without the prior consent of the Sellers; provided, further, that no assignment shall limit the assignor’s obligations hereunder, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that any provider of Debt Financing or Alternative Financing shall be an intended third party beneficiary of Section 6.18(d) and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions in any respect relating to any provider of Debt Financing or Alternative Financing may be made without the prior consent of such provider of Debt Financing or Alternative Financing).

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR LEGAL PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR LEGAL PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY LEGAL PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR LEGAL PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance.

(a) The parties hereby acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy if any provision of this Agreement were not performed by Sellers (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with the terms hereof or were otherwise breached by Sellers. Accordingly, Sellers hereby agree that (i) Buyer shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions, specific performance and other equitable relief when such remedy is expressly available pursuant to the terms of this Agreement and (ii) Sellers will not oppose the granting of an injunction, specific performance and other equitable relief when such remedy is expressly available pursuant to the terms of this Agreement on the basis that such party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MYERS INDUSTRIES, INC.

By:	/s/ Greggory W. Branning
Name:	Greggory W. Branning
Title:	Senior Vice President, Chief Financial Officer, and Corporate Secretary

MYE CANADA OPERATIONS INC.

By:	/s/ Greggory W. Branning
Name:	Greggory W. Branning
Title:	Vice President and Chief Financial Officer

THE HC COMPANIES, INC.

By:	/s/ Jason H. Reed
Name:	Jason H. Reed
Title:	President

Signature Page to Asset Purchase Agreement

Exhibits and Schedules

The exhibits and schedules below are omitted pursuant to Item 601(b)(2) of Regulation S-K under the Securities Exchange Act of 1934. The Company agrees to furnish a supplemental copy of any omitted exhibit or schedule to the SEC upon request.

Exhibits
Exhibit A	Form of Bill of Sale
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Deed
Exhibit D	Form of Assignment and Assumption of Lease
Exhibit E	Form of Intellectual Property Assignment
Exhibit F	Form of Escrow Agreement
Exhibit G	Form of Trademark License Agreement
Exhibit H	Form of Amended and Restated Transition Services Agreement
Exhibit I	Form of Akro-Mils Trademark License Agreement
Exhibit J	Form of Landlord Estoppel & Consent
Exhibit K	Leased Real Property Repairs

Schedules
1.01(a)	Closing Working Capital
1.01(b)	Restructuring Activities
2.01(d)	Intellectual Property Assets
2.01(e)	Tangible Personal Property
2.01(g)	Permits
2.02(j)	Excluded Assets
2.04(f)	Excluded Liabilities
2.05(a)(iii)	Indebtedness
2.05(a)(iv)	Transaction Expenses
2.06(a)(i)	Estimated Closing Statement
4.01	Organization and Qualification
4.03	Capitalization
4.04	Seller Consents
4.05	Financial Statements
4.06	Certain Changes, Events and Conditions
4.07	Material Contracts
4.04(b)	Material Contract Breaches and Defaults
4.08(a)	Tangible Personal Property
4.08(b)	Title to Tangible Personal Property
4.08(d)	Tangible Personal Property Leases
4.11(a)	Owned Real Property
4.11(b)	Leased Real Property
4.11(d)	Proceedings Affecting Real Property
4.12(a)(i)	Intellectual Property Registrations and Licenses
4.12(b)	Infringing Intellectual Property
4.12(d)	Intellectual Property Actions

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4.13(a)	Legal Proceedings
4.14(a)	Compliance with Laws
4.14(c)	Seller Permits
4.15(a)	Compliance with Environmental Laws
4.15(b)	Environmental Permits
4.15(c)	Environmental Releases
4.16(a)	Benefit Plans
4.16(b)	Benefit Compliance with Laws
4.16(c)	ERISA Liabilities
4.16(d)	Post-Termination Benefits
4.16(e)	Benefit Plans Affected by the Agreement
4.16(f)	Benefit Plan Claims
4.17(a)	Employees and Independent Contractors
4.17(f)	Layoffs
4.18	Taxes
4.22(a)	Largest Customers
4.22(b)	Largest Suppliers
4.23	Insurance
4.24	Related Persons
4.25	Bank Accounts
4.26(a)	Product Warranty Conformity with Product Specifications
4.26(b)	Standard Terms and Conditions
4.26(c)	Product Warranty Claims
5.03	Buyer Consents
6.04(a)	Named Employees
6.16	Surviving Contracts

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